As filed with the Securities and Exchange Commission on June 22, 2020;

Registration No. ________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

BRANDED LEGACY, INC.

(Name of issuer in its charter)

Utah	2080	81-4210642
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

250 National Pl., #162

Longwood, FL 32750

 (407) 377-6693

(Address and telephone number of principal executive offices)

 VCORP SERVICES, LLC
2005 E 2700 S STE 200
Salt Lake City, UT 84109

 (888) 528-2677

(Name, address and phone number of agent for service)

Copies of communications to:

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rdFloor

New York, NY 10036

(917) 318-2865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(4)

Common stock, $0.00001 par value per share	534,449	(3)	$0.475	(2)	$253,863.28	$32.95

(1)	Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee.

(2)	This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the shares of common stock registered hereunder, based upon the price of $0.475, which was the average of the high and low prices for the Company’s common stock on June 18, 2020, as reported on the OTC Market.

(3)	Represents the maximum allowable under Rule 415 of shares of common stock issued or issuable by the registrant pursuant to the Equity Financing Agreement between the registrant and GHS Investments, LLC, dated October 4, 2019 (the “Financing Agreement”).

(4)	The fee is calculated by multiplying the aggregate offering amount by 0.0001212, pursuant to Section 6(b) of the Securities Act of 1933.

In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus (this “Prospectus”) is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 22, 2020

PROSPECTUS

Shares of Common Stock

BRANDED LEGACY, INC.

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of the Company’s common stock, which will consist of up to 534,449 shares of common stock to be sold by the selling stockholder, GHS Investments, LLC (“GHS”), pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated October 4, 2019. If issued presently, the 534,449 shares of common stock registered for resale by GHS would represent approximately 28% of the Company’s issued and outstanding shares of common stock, based on the Company’s issued and outstanding 1,895,789 shares of common stock as of June 12, 2020.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our sale of shares to GHS pursuant to the Financing Agreement. We will sell shares of our common stock to GHS at a price equal to 80% of the lowest traded price of our common stock during the ten (10) consecutive trading day period ending on the date on which we deliver a put notice to GHS (the “Market Price”). For example, if we delivered a put notice to GHS for $10,000, and the Market Price were $0.01/share, we would be obligated to issue GHS $10,000 of our common stock based 80% of the Market Price, or approximately 1,250,000 shares.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is quoted on the OTC Link LLC (“OTC Link”) quotation system, operated by OTC Markets Group, Inc., and trades on the OTCQB market under the symbol “BLEG”. As of June 18, 2020, the last reported sale price for our common stock was approximately $0.40 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is quoted on the OTC Link, there has been negligible trading volume. There is no guarantee that an active trading market for our common stock will develop.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2020.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock of Branded Legacy, Inc. (referred to herein as “we,” “our,” “us,” “BLEG” or the “Company”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and the related notes to the Financial Statements before making an investment decision.

The information presented is a brief overview of the key aspects of the offering. The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should carefully read all information in the prospectus, including the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

THE COMPANY

Our Business

Branded Legacy, Inc. is a Utah corporation. In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. On March 14, 1986, Vencor Corporation was merged into Blue Ridge, Inc. Under the terms of the merger, the combined entity changed its name to Vencor International, Inc. In October of 1999, Vencor changed its name to Regal Apparel Group, Inc. On March 29, 2003, the Company changed its name back to Vencor International, Inc. In Mid-2003, ACCUDX became part of Vencor. ACCUDX was a development stage company offering at-home testing for HIV and Hepatitis C.

October 1, 2008 Vencor International, Inc entered into a Financing Agreement with Leisureworks Group, LLC a Nevada LLC. Vencor entered into an “Asset Financing Agreement” the purchase amount was $1,500,000 included in the agreement was the company name Leisureworks Group, LLC and is administered as such. The purchase price was for brand label value of “Robeworks” and “Leisureworks” plus inventory and equipment. November 11, 2008 Leisureworks Group, LLC entered into an agreement with Victiore, LLC to sell the rights of the Robeworks brand label, its inventory and customer list for $575,600. Victiore, LLC paid $175,600 as a down payment and Leisureworks Group, LLC carried a $400,000 note at 6% interest per annum.

On August 10, 2015 PLAD, Inc. purchased Controlling Interest in Vencor International, Inc. and merged PLAD, Inc., into the Company. PLAD's goal was to eliminate the possibility of back injuries from performing non-emergent lift assists that are performed daily by firefighters, E.M.S. personnel, Assisted Living personnel, Nursing Home personnel, and home health workers. On November 5, 2015 the Company announced that it had changed its name to PLAD, Inc. and will now be trading under the stock symbol PLAD.

On October 5, 2016, the Company changed its name to Elev8 Brands, Inc. and its symbol to “VATE.” Elev8 Hemp LLC markets a premium hemp seed coffee blend and health care products including hemp coffee, hemp tea, and hemp-based skin care products. Zoe CBD, LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg water soluble), CBD Lotion, CBD Salve and CBD CryoGel. Blessed Bean Coffee, LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which is a private label roaster based out of Longwood, FL that was founded in 2005 and was acquired by Elev8 Brands, Inc. in January of 2019.

On October 21, 2016 the Company announced it has acquired all of the membership interest in Elev8 Hemp LLC from Kona Gold Solutions, Inc.in exchange for Two Hundred Thousand Dollars ($200,000), to be paid in a combination of stock and cash. As part of the transaction Mr. Scott Forsythe resigned from all positions with the Company and Mr. Ryan Medico became the new Chief Executive Officer as well as sole director.

On March 31, 2020 Elev8 Brands, Inc. exercised its exit clause from the acquisition of Blessed Bean Coffee, LLC. Blessed Bean Coffee is no longer a subsidiary of Elev8 Brands, Inc.

On April 17, 2020, the Company changed its name to Branded Legacy, Inc. On May 22, 2020, the Company completed a 1 for 300 reverse stock split of its common stock and changed its symbol to “BLEG.” Elev8 Hemp, LLC and Zoe CBD, LLC continue to be a wholly owned subsidiary of Branded Legacy, Inc.

Our Office

The Company leases its corporate office space located at 250 National Pl 162, Longwood, FL 32750 and has signed an agreement with a duration from March 1, 2019 through June, 2021. The monthly fixed rate is $2,142.65.

Our Website

Our Internet address is www.elev8hemp.com and www.zoecbd.com. Information contained on our website is not part of this private placement memorandum.

Organization & Description of Business

Branded Legacy, Inc. specializes in the development and marketing of products for the fitness and wellness markets. The company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers. Elev8 Hemp LLC is a wholly-owned subsidiary of Branded Legacy, Inc. which focuses on the development and marketing of hemp-based food, beverage, and health care products including hemp coffee and hemp tea. Zoe CBD, LLC is a wholly-owned subsidiary of Branded Legacy, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg water soluble), CBD Lotion, CBD Salve and CBD CryoGel.Blessed Bean Coffee, LLC is a wholly-owned subsidiary of Branded Legacy, Inc. which is a private label roaster based out of Longwood, FL that was founded in 2005.

Elev8 Hemp, LLC, Zoe CBD, LLC and Blessed Bean Coffee, LLC are all owned by Branded Legacy, Inc. All Companies are included in this disclosure statement.

In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. In 2016 the entity changed its name to Branded Legacy, Inc.

The Nature of Products or Services Offered.

All products are developed and marketed to bring the highest quality hemp and CBD into everyday consumable products. The Company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers. The Company focuses on the development and marketing of hemp-based beverages, and health care products including hemp coffee, hemp tea, CBD infused ready to drink coffee and CBD infused ready to drink iced teas. Zoe CBD, LLC focuses on the development and marketing of the highest quality CBD Products such as CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion, CBD Salve and CryoGel.The products are distributed out of our warehouse and through Amazon Prime. All publicly announced products have been developed and are currently being sold in brick and mortar location as well as online.

Competition

Elev8’s products have entered an already crowded market, but with premium branding, the Company’s strategy is to capture an upscale market which will filter down.

Suppliers

The Company’s suppliers are Blessed Bean Coffee, LLC, Coffee Masters, LLC, Nuts.com,Splendid Natural, and Pure Health Products, LLC.

Distributors

Kelly Distribution

MJ Distro

One Love

Northwest Hemp

Legacy Distribution

Trident Distributors

McLain Dist

Northstar Exposure

Tappy

Synergy Distribution

Outwest505

Spigel Distribution

Sunshine State Distributing

RainDrop Distributors

Organic Distribution

BS Distribution

Endeavor Imports, Inc

Green Acres Organic Pharms

Intellectual Property

The Company has secured intellectual property rights to the Elev8 Hemp hemp coffee recipe. Additionally, the Company currently has two pending trademarks a. Elev8 Hemp text trademark; and Elev8 Hemp logo trademark.

Government Regulation

The Company has no pending approvals from government on any products.

Employees

The Company has two full-time employees.

How to Obtain our SEC Filings

We will file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC’s website at www.sec.gov.

Equity Financing Agreement with GHS

On October 4, 2019, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments, LLC (“GHS”) for an equity line. Although we are not required to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS up to $7,000,000 worth of our common stock, in increments, over the period ending on the earlier of (i) the date GHS has purchased an aggregate of $7,000,000 of our common stock pursuant to the Financing Agreement, or (ii) the date that this registration statement is no longer in effect (the “Open Period”). $7,000,000 was stated to be the total amount of available funding in the Financing Agreement, because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future, or that we will ever sell (i) $7,000,000 of our common stock to GHS, or (ii) all 534,449 shares being registered hereunder. The number of common shares that remain issuable to GHS may not be sufficient, dependent upon our share price, to allow us to access the full amount contemplated under the Financing Agreement. If the closing prices of our common stock remains the same and does not materially increase, we will not be able to place puts for the full commitment amount under the Financing Agreement. Based on the lowest traded price of our common stock during the ten (10) consecutive trading day period preceding June 18, 2020, the registration statement covers the offer and possible sale of only approximately $253,863.28 worth of our shares.

During the Open Period, the Company may, in its sole discretion, deliver a put notice (“Put Notice”) to GHS which shall state the dollar amount the Company intends to sell to GHS on a designated closing date (the “Put Amount”). The purchase price of the common stock pursuant to a Put Notice will be set at the lowest traded price of the common stock during the ten consecutive trading day period immediately preceding the date on which the Company delivers the Put Notice to GHS (the “Market Price”). We are obligated to deliver a number of shares to GHS equal to the Put Amount divided by 80% of the Market Price (representing a 20% discount to the Market Price).

In addition, the Financing Agreement (i) imposes an ownership limitation on GHS of 4.99% (i.e., GHS has no obligation to purchase shares if it beneficially owns more than 4.99% of our common stock), (ii) requires a minimum of ten (10) trading days between put notices, and (iii) prohibits any single Put Amount from exceeding two hundred percent of the average daily dollar trading volume over the prior ten (10) trading days.

In order for the Company to be eligible to deliver put notices to GHS, the following conditions must be met: (i) a registration statement shall be declared effective and remain effective; (ii) at all times during the period beginning on the related put notice date and ending on and including the related closing date of the put, the Company’s common stock shall have been listed or quoted for trading on OTC Markets or its equivalent and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days during the open period; (iii) the Company has not defaulted or be in breach of the Financing Agreement; (iv) no injunction shall be issued or remain in force in connection with the purchase of the Company’s shares; and (v) the issuance of the shares will not violate any shareholder approval requirements of OTC Markets. If any of the events described above occurs during a pricing period, then GHS shall have not obligation to purchase the shares delivered in the Put Notice. Further the terms of the Registration Rights Agreement entered into in connection with the Financing Agreement require that the Company use commercially reasonable efforts to have this registration statement be declared effective no more than 30 days following the date this registration statement was originally filed.

GHS will not engage in any “short-sale” (as defined in Rule 200 of Regulation SHO) of our Common Stock at any time during this Agreement. As per the Financing Agreement, none of GHS’s obligations thereunder are transferrable and may not be assigned to a third party.

If the Company were to draw down on the entire $7,000,000, then the Company would have to issue approximately 21,875,000 shares of Common Stock based upon an assumed purchase price under the Financing Agreement of $0.32 (equal to 80% of the lowest traded price of our Common Stock of $0.40 on June 18, 2020), representing approximately 99.1% of the outstanding Common Stock of the Company at the time the Company advances the maximum investment amount of $7,000,000 of shares of Common Stock, assuming the authorized shares of common stock of the Company is increased accordingly.

The current registration statement covers 534,449 shares of our Common Stock under the Financing Agreement that would raise $171,023.68 assuming our Common Stock’s closing bid price remains unchanged from its price as of June 18, 2020. In the event the price of our Common Stock price decreases, we may receive substantially less than $171,023.68. In that case, the Company may have to prepare and file one or more additional registration statements registering the resale of these shares if this registration statement is unable to cover the remaining amount of shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.

The Financing Agreement provides for our indemnification of GHS and its affiliates in the event that GHS incurs losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses related to a breach by us of any of our representations, warranties, covenants, or agreements under the Financing Agreement or the other related transaction documents or any action, suit, claim, or proceeding instituted against GHS or its affiliates due to the transactions contemplated by the Financing Agreement or other transaction documents, subject to certain limitations.

Registration Rights Agreement

In connection with the entry into of the Financing Agreement, we also entered into a Registration Rights Agreement, dated October 4, 2019, with GHS (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale all of the Commitment Shares in a registration statement to be filed with the SEC. Pursuant to the Registration Rights Agreement, we filed with the SEC a registration statement that includes this Prospectus to register for resale under the Securities Act of 1933. The effectiveness of the Registration Statement is a condition precedent to our ability to sell any Commitment Shares to GHS under the Financing Agreement.

Use of Proceeds

The Company will use the proceeds from the sale of the shares of common stock sold to GHS, for general corporate and working capital purposes, and continued business operations, or for other purposes that the Board of Directors, in good faith, deems to be in the best interest of the Company.

We may raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

Corporate Information

Our investor relations department can be contacted at our principal executive office at 250 National Pl., #162, Longwood, FL 32750. Our phone number is (407) 377-6693. Our website is www.elev8hemp.com.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. The transfer agent’s telephone number is (801) 274-1088.

The Terms of the Offering

Securities Being Offered:	534,449 shares of Common Stock being registered on behalf of the GHS.

Offering Period:	Until (i) the date on which the Company shall have purchased Commitment Shares pursuant to the Financing Agreement for an aggregate purchase price of the Total Commitment, or (ii) the two-year anniversary of the date that this registration statement is declared effective by the Securities and Exchange Commission.

Risk of Factors:	The Securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

Common Stock Currently Issued And Outstanding:	1,895,789 shares of our Common Stock are issued and outstanding as of the date of this Prospectus.

Common Stock Issued And Outstanding After Offering:	2,430,238 shares of Common Stock.

Use of Proceeds:	We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, we may receive proceeds from the sale of Commitment Shares to the Selling Stockholder. We cannot provide any assurance that we will be able to draw down any or all of the Total Commitment. We intend to use the proceeds, if any, from the sale of Commitment Shares pursuant to the Financing Agreement to execute our growth strategy, to purchase inventory to sell, and for general corporate purposes as more fully discussed in this Prospectus. There is no assurance that any of the Commitment Shares will be sold, if at all. See “Use of Proceeds” beginning on page 15.

This offering relates to the resale of up to shares of our Common Stock by GHS.

Financial Summary

As a “smaller reporting company,” we are not required to provide the information in this Item.

RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks are set forth below. You should not invest in the Company unless you can afford to lose your entire investment. Readers are encouraged to review these risks carefully before making any investment decision.

General Risks

Federal law prohibits the use of cannabis for the purposes in which the Company may engage.

President Donald Trump signed the United States 2018 Farm Bill into law on December 20, 2018. This Bill includes some cannabis provisions which removed Hemp from the federal definition of marijuana and permitted the cultivation of Hemp throughout the United States and allows cultivators to receive federal crop insurance. Senator Mitch McConnell lead the effort to get this bill enacted into law noting that hemp has “growing economic potential” for American farmers.

As of the date of this prospectus, the policy and regulations of the Federal government and its agencies are that cannabis have no benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law with exception that Adult-use of the Products is permitted under some of the state law like Nevada, Colorado and California, which is recently legalized. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the ability of Company to develop its business plan even though it is allowed by state regulation in the various states in which Company intends to operate. Company’s current and short-term business plan involves research and development in the growing and processing of cannabis products for both medicinal and adult-use purposes and in obtaining state licenses for the production, cultivation, manufacture, distribution and sale of cannabis products. Company’s long-term business plan is to operate within the parameters of any state licenses obtained, which activities we believe will violate federal laws as presently constituted. If Company is successful in obtaining state licenses and operating pursuant to those licenses and if federal law does not change, we believe Company will at that time be in violation of federal law. If at that time the federal laws are enforced, it is likely the business will be significantly, adversely affected, as will hundreds of other businesses around the country and investors in this offering will lose their investments.

Our Brands and Products

Our brand and product strategy centers on developing a broad-based portfolio of differentiated cannabis brands and products designed to appeal to diverse sets of consumers. These brands and products will be tailored to comply with all requirements we expect to accompany adult-use legalization, such as the inclusion of health warnings on labels and restrictions on marketing.

Our Operations

We are building a national supply chain and distribution network to capitalize on the beverage market and the anticipated adult-use market in US. This may not materialize as expected.

Supply agreements.

We have agreements to supply certain states with CBD products, subject to the adoption of authorizing legislation. To date we have entered into definitive agreements to supply eighteen distributors with our products. Therefore, our business is materially dependent on the ability of our partners to perform.

Direct-to-consumer.

We have a direct-to-consumer, or DTC, component of our sales, through our website, that are not made under supply agreements with corporations and private retailers. This makes a large portion on our business reliant on the speed and availability of our website and the ability of the Company to meet orders.

Due to our involvement in the regulated cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers’ compensation, general liability, and directors’ and officers’ insurance, is more difficult for us to find and more expensive, because we lease our properties to companies in the regulated cannabis industry. While the Company currently has all of the insurance required to operate, there are no guarantees that we will be able to keep such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

We cannot predict every event and circumstance that may affect our business, and therefore, the risks and uncertainties discussed herein may not be the only ones you should consider.

We are not an expert in the cannabis industry. Therefore, as we commence the operation of our business, we may encounter risks of which we are not aware at this time, which could have a material adverse impact on our business.

Risks Related to Financing Our Business

Our growth depends on external sources of capital, which may not be available on favorable terms or at all. In addition, investors, banks and other financial institutions may be reluctant to enter into any lending or financial transactions with us, because we are in the CBD business. If any of the source of funding is unavailable to us, our growth may be limited, and our operating profit may be impaired.

We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to the cannabis industry, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.

Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to obtain capital to finance, the operation could be negatively impacted. In addition, investors, banks and other financial institutions may be reluctant to enter into financing transactions with us, because we intend to acquire properties for the use in the cultivation and production of cannabis. If this source of funding is unavailable to us, our growth may be limited.

Our ability to raise funding is subject to all of the above factors and will also be affected by our future financial position, results of operations and cash flows. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Any future indebtedness reduces cash available for distribution and may expose us to the risk of default under debt obligations that we may incur in the future.

Payments of principal and interest on borrowings that we may incur in the future may leave us with insufficient cash resources to operate the business. Our level of debt and the limitations imposed on us by debt agreements could have significant material and adverse consequences, including the following:

●	our cash flow may be insufficient to meet our required principal and interest payments;

●	we may be unable to borrow additional funds as needed or on favorable terms, or at all;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

●	we may default on our obligations or violate restrictive covenants, in which case the lenders may accelerate these debt obligations; and

●	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our shareholders could be materially and adversely affected.

Risks Related to Regulation

Current favorable state or local laws relating to cultivation and production of cannabis may be modified or eliminated in the future which may have adverse impact to the cannabis industry.

We are dependent on the state-licensed cultivators and producers of cannabis. Relevant state or local laws may be amended or repealed, or new laws may be enacted in the future to eliminate existing laws permitting cultivation and production of cannabis. Any changes in state or local laws that reduce or eliminate the ability to cultiBLEG and produce cannabis would depress our business. In addition, we would realize an economic loss from such change of the regulations.

Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding CBD would likely result in our inability to execute our business operation.

Cannabis is a Schedule I controlled substance under the CSA. Even in those jurisdictions in which the manufacture and use of cannabis has been legalized at the state level, the possession, use and cultivation all remain violations of federal law that are punishable by imprisonment and substantial fines. Moreover, individuals and entities may violate federal law if they intentionally aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis. Therefore, were the federal government to strictly enforce federal law regarding cannabis, doing so would likely result in our inability to execute our business operation.

The U.S. Department of Justice, under the Obama administration, issued memoranda, including the so-called “Cole Memo” on August 29, 2013, characterizing enforcement of federal cannabis prohibitions under the CSA to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of cannabis products as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. In the “Cole Memo,” the U.S. Department of Justice provided guidance to all federal prosecutors indicating that federal enforcement of the CSA against cannabis-related conduct should be focused on eight priorities, which are to prevent: (1) distribution of cannabis to minors; (2) revenue from sale of cannabis to criminal enterprises, gangs and cartels; (3) transfer of cannabis from states where it is legal to states where it is illegal; (4) cannabis activity from being a pretext for trafficking of other illegal drugs or illegal activity; (5) violence or use of firearms in cannabis cultivation and distribution; (6) drugged driving and adverse public health consequences from cannabis use; (7) growth of cannabis on federal lands; and (8) cannabis possession or use on federal property.

In addition, Congress enacted an omnibus spending bill for fiscal year 2016 including a provision prohibiting the U.S. Department of Justice (which includes the DEA) from using funds appropriated by that bill to prevent states from implementing their medical-use cannabis laws. This provision, however, is effective only until November 1, 2016 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2017 Commerce, Justice, and Science (CJS) Appropriations bill — the germane bill. Currently, only the Senate version of the fiscal 2017 CJS Appropriations bill includes the prohibition and the House version does not. In USA vs. McIntosh, the United States Court of Appeals for the Ninth Circuit held that this provision prohibits the U.S. Department of Justice from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, Nevada, Hawaii, and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of medical-use cannabis have engaged in conduct that is unauthorized, and in such instances the U.S. Department of Justice may prosecute those individuals.

Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we purchase a property will agree that the cannabis business operation located in such prosecutor’s district do not involve those enumerated in the Cole Memo. There is also no guarantee that the current administration or future administrations will not revise the federal enforcement priorities enumerated in the Cole Memo or otherwise choose to strictly enforce the federal laws governing cannabis production or distribution. Any such change in the federal government’s current enforcement posture with respect to state-licensed cultivation of medical or adult-use cannabis would result in our inability to execute our business operation and we would likely suffer significant losses with respect to our investment in cannabis facilities in the U.S.

Laws and regulations affecting the regulated cannabis industry are constantly changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Applicable state and international laws may prevent us from maximizing our potential income.

Depending on the laws of each particular state, we may not be able to fully realize our potential to generate profit. Furthermore, cities and counties are being given broad discretion to ban certain cannabis activities. Even if these activities are legal under state law, specific cities and counties may ban them. Depending on the laws of other countries, we might not be able to fully realize our potential to generate profit.

Compliance with environmental laws could materially increase our operating expenses.

There may be environmental conditions associated with properties we acquire of which we are unaware. If environmental contamination exists on properties we acquire, we could become subject to liability for the contamination. Such environmental liability exposure associated with properties we acquire could harm our business, financial condition, liquidity and results of operations.

Risks Related to Our Organization and Structure

We are dependent on our key personnel for our success.

We will depend upon the efforts, experience, diligence, skill and network of business contacts of our senior management team; therefore, our success will depend on their continued service. The departure of any of our executive officers or key personnel could have a material adverse effect on our business. If any of our key personnel were to cease their employment, our operating results could suffer. Further, we do not intend to maintain key person life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

We believe our future success depends upon our senior management team’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Furthermore, we may retain independent contractors to provide various services for us, including administrative services, transfer agent services and professional services. Such contractors have no fiduciary duty to us and may not perform as expected or desired.

Our senior management team will manage our business portfolio subject to very broad investment or management guidelines and generally will not seek board approval for each investment or management decision.

Our senior management team has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this private placement memorandum or other periodic filings with the SEC. Furthermore, currently a substantial portion of the net proceeds of this offering is not specifically committed to any specific projects or business. We will rely on the senior management team’s ability to execute the business plan, subject to the oversight and approval of our board of directors. Our senior management team has limited experience in managing or investing in cannabis facilities. Accordingly, you should not purchase Common Stock of the Company unless you are willing to entrust all aspects of our day-to-day management to our senior management team.

Our board of directors may change our investment or operation objectives and strategies without shareholders’ consent.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, distributions and other material events. Our board of directors may amend or revise these and other policies without a vote of the shareholders. Under our Article of Incorporation and Bylaw, our directors generally have a right to vote only on the following matters:

●	the election or removal of director;

●	the amendment of our charter, except that our board of shareholders may amend our charter without shareholders’ approval to:

●	change our name;

●	change the name or other designation or the par value of the Common Stock;

●	increase or decrease the aggregate number of Common Stock that we have the authority to issue;

●	increase or decrease the number of our Common Stock that we have the authority to issue; and

●	effect certain reverse Common Stock splits;

●	our liquidation and dissolution; and

●	our being a party to a merger, consolidation, sale or other disposition of all or substantially all of our assets or statutory merger or acquisition.

All other matters are subject to the discretion of our board of directors.

Because of our holding company structure, we depend on our subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating subsidiary and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general and limited liability company interests in our subsidiaries. We conduct, and intend to conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flows. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our shareholders from cash flows from operations. Each of our subsidiaries is or will be a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we are a holding company, your claims as shareholders will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be able to satisfy your claims as shareholders only after all of our and our subsidiaries’ liabilities and obligations have been paid in full.

We may be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

In the future, we may be subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and, after we are no longer an “emerging growth company,” our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. To the extent applicable, these reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources and will cause us to incur significant expenses. We will need to create systems; implement financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with the financial reporting requirements and other rules that apply to public reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results.

We have limited intellectual property.

In some companies, the intellectual property is the value of a Company. We have one patent. It is possible that in the future, Company may file the property rights, but we do not see that Company will create any additional property rights in the foreseeable future.

The fact that we have generated operating losses in the past raises doubt about our ability to continue as a going concern.

The Company will generate operating losses before the harvest and sale of the Products. We may have to cover any shortfall in operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. The unpredictable economy in the United States and the volatile public or private equity markets may make it more difficult for us to raise capital as and when we need it, and it is difficult for us to assess the impact this might have on our operations or liquidity. If we cannot raise the funds that we require to continue our business operations, there is a substantial risk that our business will fail.

Your percentage of ownership may become diluted if we issue new Common Stock or other securities.

Our board of directors is authorized, without your approval, to cause us to issue additional Common Stock to raise capital through the issuance of Common Stock (including equity or debt securities convertible into Common Stock), and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our shareholders.

If we are deemed to be subject to Section 280E of the Code because of the business activities of cannabis, the resulting disallowance of tax deductions could cause us to incur additional U.S. federal and state income tax.

Section 280E of the Code provides that, with respect to any taxpayer, no deduction or credit is allowed for expenses incurred during a taxable year “in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of Schedule I and II of the CSA) which is prohibited by federal law or the law of any State in which such trade or business is conducted.” Because cannabis is a Schedule I controlled substance under the CSA, Section 280E by its terms applies to the purchase and sale of cannabis products. If the Service were to take the position that, we are primarily liable under federal law for “trafficking” a Schedule 1 substance (cannabis) under section 280E of the Code or for any other violations of the CSA, the Service may seek to apply the provisions of Section 280E to our company and disallow certain tax deductions, including for employee salaries, depreciation or interest expense.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motiBLEG skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including shareholders of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

The success of our business plan is dependent upon obtaining state licenses to operate in the cannabis industry which we may or may not be successful in obtaining.

We are in the process of directly or indirectly through subsidiaries, applying for state licenses to operate in the cannabis industry. The application process is extremely competitive, and we may or may not be successful in obtaining one or more licenses. In the event we are not successful in obtaining the licenses applied for or if the approval of the licenses is significantly delayed, we may not be successful in implementing our business plan.

Risks Related to Our Stockholders and Purchasing Shares of Common Stock

We have not voluntarily implemented various corporate governance measures.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight and the adoption of a Code of Ethics. Our Board of Directors expects to adopt a Code of Ethics at its next Board meeting. The Company has not adopted exchange-mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal control over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the SEC has adopted rules requiring public companies to include a report of management on the Company's internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on a national securities exchange. Our shares will only eligible for quotation on the OTCQB, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

If the price of the shares of our common stock falls, we may lose eligibility for quotation on the OTCQB, which could result in investors losing their investment and would prohibit the Company from further accessing the equity line of credit.

Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Starting May 1, 2014, there was continuing eligibility requirements for OTCQB, whereby the price of our common stock can’t fall below $0.01 for thirty consecutive days. If we are unable to satisfy this continuing eligibility requirement of the OTCQB, the quotation of our common stock could be moved to the OTC Pink Sheets. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments. More importantly, however, this would prohibit the Company from having further access to the equity line of credit, as quotation on the OTC Pink Sheets is insufficient for any such equity lines of credit.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

i.	changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;

ii.	fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;

iii.	changes in market valuations of similar companies;

iv.	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

v.	variations in our quarterly operating results;

vi.	fluctuations in related commodities prices; and

vii.	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock.” It does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange or (iii) it is not quoted on the NASDAQ Global Market, or has a price less than $5.00 per share. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock are subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Securities Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Rule 144 sales in the future may have a depressive effect on the company's stock price as an increase in supply of shares for sale, with no corresponding increase in demand will cause prices to fall.

All of the outstanding shares of common stock held by the present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act of 1933 and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a Company's issued and outstanding common stock. There is generally no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the Company is a current reporting company under the Securities Exchange Act of 1934. A sale under Rule 144 or under any other exemption from the Securities Act of 1933 if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have depressive effect upon the price of the common stock in any market that may develop.

There may in all likelihood be little demand for shares of our common stock and as a result, investors may be unable to sell at or near ask prices or at all if they need to liquidate their investment.

There may be little demand for shares of our common stock on the over-the-counter market, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that it is a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if the Company came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of our Securities until such time as it became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in the Company's securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the securities price. We cannot give investors any assurance that a broader or more active public trading market for the Company's common securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities of the Company.

We have never paid dividends on our common stock.

We have never paid cash dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

If our Common Stock becomes subject to a “chill” or a “freeze” imposed by the Depository Trust Company (“DTC”), our stockholders’ ability to sell shares may be limited.

The DTC acts as a depository or nominee for street name shares or stock that investors deposit with their brokers. Although through DTC our Common Stock is eligible for electronic settlement, historically DTC has imposed a chill or freeze on the deposit, withdrawal, and transfer of common stock of issuers whose common stock trades on the OTC Markets. Depending on the type of restriction, it can prevent our stockholders from buying or selling our shares of Common Stock and prevent us from raising money. A chill or freeze may remain imposed on a security for a few days or an extended period. While we have no reason to believe a chill or freeze will be imposed against our Common Stock, if DTC did so, our stockholders’ ability to sell their shares would be limited.

Risks Related To The Financing Agreement

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement, which may cause our stock price to decline.

The sale of our common stock to GHS Investments, LLC in accordance with the Financing Agreement will have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options to sell shares to GHS, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock. GHS is not permitted to engage in short sales involving our common stock, or to engage in other activities that could manipulate the market for our common stock, during the period commencing October 4, 2019, and continuing through the termination of the Financing Agreement.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

The number of shares we issue pursuant to the GHS Financing Agreement could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the fewer shares we would have to issue for a given put notice dollar amount), there may be a potentially significant dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is impacted by the number of shares of common stock put to GHS, and the stock price which GHS is bound to pay for such shares, which is discounted to reflect a purchase price of 80% of the lowest closing price during the 10-day pricing period.

GHS Investments, LLC will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount to the “market price” during the pricing period. Stated more precisely, GHS will pay 80% of the lowest traded price during the ten consecutive trading days immediately preceding each notice to GHS of an election to exercise our "put" right.

GHS has a financial incentive to sell our shares immediately upon receiving them, to realize the profit between the discounted price and the then-current market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell shares they hold to maximize the proceeds of sale of those shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We will likely not have access to the full amount under the Financing Agreement.

On June 18, 2020, the lowest traded price of the Company’s common stock during the preceding 10 consecutive trading day period was approximately $0.0178. At that price, we would be able to sell shares to GHS under the Financing Agreement at the discounted price of approximately $0.0128/share. At that discounted price, the 534,449 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds to the Company of only approximately $253,863.28. There is no assurance the price of our common stock will remain the same as the current market price or that it will increase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a highly regulated, very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or will occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have an ongoing obligation to continually disclose material future changes in the Company and its operations.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholder in this offering. The proceeds from the sales will belong to the Selling Stockholder. However, we may receive proceeds from the sale of Commitment Shares to GHS pursuant to the Financing Agreement.

The following table sets forth the use of the proceeds from this offering:

If Maximum Amount Sold

Total Proceeds	$7,000,000

Less: Offering Expenses	$50,000

Legal & Accounting	$50,000
Marketing & Advertising	$1,000,000
Products	$150,000
Research & Development
Payroll	$500,000
Acquisitions and Partnerships	$2,000,000
Equipment – Roaster	$150,000
Working Capital–	$3,100,000

Total Use of Net Proceeds	$7,000,000

Note: After reviewing the portion of the offering allocated to the payment of offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company’s business and operations, would be adequate.

The Company has sustained operating losses since inception and it has been dependent upon limited private lending to provide sufficient working capital in order to finance its operations. Management believes that it can continue to raise debt and equity financing to support its operations. The Company’s ability to continue in existence is dependent upon developing additional sources of capital and/or achieving profitable operations.

The proceeds from this offering would satisfy the Company’s cash requirements for the next 12 months, if realized in full. There is no assurance that we will sell any of the Commitment Shares, if at all.

We cannot provide any assurance that we will be able to draw down any or all of the Total Commitment, such that the proceeds received would be a source of financing for any of the subsidiaries. We will not receive any proceeds from the sale of Commitment Shares by GHS.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds received from the exercise of the Warrants, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of the selling shareholder, GHS, pursuant to the Financing Agreement.

THE SELLING SHAREHOLDER

The selling stockholder identified in this prospectus, GHS, may offer and sell up to 534,449 shares of our common stock, which consists of shares of common stock to be initially purchased by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent approximately 28% of our issued and outstanding shares of common stock, based on the number of issued and outstanding shares as of June 18, 2020 (1,895,789 shares).

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholder may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of the selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of June 8, 2020, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 1,895,789 shares of our common stock outstanding as of June 18, 2020.

Unless otherwise set forth below, (a) the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholder before the	Shares of Common Stock Being		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	Offering (1)	Offered		# of Shares(2)	% of Class (2)
GHS Investments, LLC (3)	3,407	534,449	(4)	3,407	0.1%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the selling stockholder may offer and sell all or only some portion of the 534,449 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the selling stockholder will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS.

(4)	Consists of up to 534,449 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On October 4, 2019, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments, LLC (“GHS”) for an equity line. Although we are not required to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS up to $7,000,000 worth of our common stock, in increments, over the period ending on the earlier of (i) the date GHS has purchased an aggregate of $7,000,000 of our common stock pursuant to the Financing Agreement, or (ii) the date that this registration statement is no longer in effect (the “Open Period”). $7,000,000 was stated to be the total amount of available funding in the Financing Agreement, because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future, or that we will ever sell (i) $7,000,000 of our common stock to GHS, or (ii) all 534,449 shares being registered hereunder. The number of common shares that remain issuable to GHS may not be sufficient, dependent upon our share price, to allow us to access the full amount contemplated under the Financing Agreement. If the closing prices of our common stock remains the same and does not materially increase, we will not be able to place puts for the full commitment amount under the Financing Agreement. Based on the lowest traded price of our common stock during the ten (10) consecutive trading day period preceding June 18, 2020, the registration statement covers the offer and possible sale of only approximately $253,863.28 worth of our shares

During the Open Period, the Company may, in its sole discretion, deliver a put notice (“Put Notice”) to GHS which shall state the dollar amount the Company intends to sell to GHS on a designated closing date (the “Put Amount”). The purchase price of the common stock pursuant to a Put Notice will be set at the traded closing price of the common stock during the ten consecutive trading day period immediately preceding the date on which the Company delivers the Put Notice to GHS (the “Market Price”). We are obligated to deliver a number of shares to GHS equal to the Put Amount divided by 80% of the Market Price (representing a 20% discount to the Market Price).

In addition, the Financing Agreement (i) imposes an ownership limitation on GHS of 4.99% (i.e., GHS has no obligation to purchase shares if it beneficially owns more than 4.99% of our common stock), (ii) requires a minimum of ten (10) trading days between put notices, and (iii) prohibits any single Put Amount from exceeding $500,000.

In order for the Company to be eligible to deliver put notices to GHS, the following conditions must be met: (i) a registration statement shall be declared effective and remain effective; (ii) at all times during the period beginning on the related put notice date and ending on and including the related closing date of the put, the Company’s common stock shall have been listed or quoted for trading on OTC Markets or its equivalent and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days during the open period; (iii) the Company has not defaulted or be in breach of the Financing Agreement; (iv) no injunction shall be issued or remain in force in connection with the purchase of the Company’s shares; and (v) the issuance of the shares will not violate any shareholder approval requirements of OTC Markets. If any of the events described above occurs during a pricing period, then GHS shall have not obligation to purchase the shares delivered in the Put Notice. Further the terms of the Registration Rights Agreement entered into in connection with the Financing Agreement require that the Company use commercially reasonable efforts to have this registration statement be declared effective no more than 30 days following the date this registration statement was originally filed.

GHS is not permitted to engage in short sales involving our common stock, or to engage in other activities that could manipulate the market for our common stock, during the period commencing October 4, 2019, and continuing through the termination of the Financing Agreement. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed short sales.

In order for the Company’s exercise of a put to be effective, we must deliver the documents, instruments and writings required under the Financing Agreement. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;

●	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

●	We shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit reflected in the Financing Agreement, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more put notices to GHS to purchase more of our shares, more shares will likely come into the market, which could cause a further drop in our stock price. The Company determines when and whether to issue a put to GHS, so the Company will know precisely both the stock price used as the reference point, and the number of shares issuable to GHS upon such exercise. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit, and we will likely not be able to do so.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of Company common stock through the OTC Link or any other stock exchange, quotation board, market or trading facility on which the shares of our common stock are quoted or traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	privately negotiated transactions;

☐	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

☐	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Company’s common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We will receive proceeds from the sale of our common stock to GHS under the Financing Agreement. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS (i) has sold all of the common shares purchased by it under the Financing Agreement, and (ii) has no further right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this prospectus is a part.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is Nine Hundred Sixteen Million (916,000,000) shares of capital stock, consisting of Nine Hundred Million (900,000,000) shares of Common Stock, $0.00001 par value and Sixteen Million (16,000,000) shares of preferred stock, $0.0001 par value (the “Preferred Stock”).

Indebtedness.

As of the date of this prospectus, with the exception of approximately $1,799,024 in payables and debt obligations owed by the Company as of March 31, 2020. Of these obligations, $1,500,000 is a long-term liability which payments do not begin until 2029. The breakdown of these debts is as follows:

Accounts Payable $37,029

Payroll Liabilities $605

Lease Liability $32,140

Promissory Note $229,250

Common Stock

As of the date of this prospectus, the Company had 1,895,789 shares of Common Stock issued and outstanding.

Voting

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Currently, the following are authorized and issued and outstanding: 2,500,000 shares of the Preferred Series A, par value $0.0001 per share, of which as of the date hereof 2,500,000 shares are issued and outstanding, 7,500,000 shares of the Preferred Series B, par value $0.0001 per share, of which as of the date hereof 0 shares are issued and outstanding, 0 shares of the Preferred Series C, par value $0.0001 per share, of which as of the date hereof 0 shares are issued and outstanding, 6,200,000 shares of the Preferred Series D, par value $0.0001 per share, of which as of the date hereof 1,306,681 shares are issued and outstanding and 3,800,000 shares of the Preferred Series E, par value $0.0001 per share, of which as of the date hereof 3,800,000 shares are issued and outstanding. There are 1,880,000 preferred shares that are undesignated.

Common Shares are not eligible to receive a dividend. Common shareholders have the right to one vote common share. Preferred A converts on a one to one basis. Preferred B converts on a ten to one basis. Series A Preferred Stock shall have the right to have one vote per each share of Series A Preferred Stock that is held. Series B Preferred Stock shall have the right to have one vote per each share of Series B Preferred Stock that is held. Neither Preferred Series A Stock or Preferred Series B Stock are eligible to receive dividends. The holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock have the same liquidation rights as the holders of the Company’s Common Stock. Preferred D Stock have the same liquidation rights as the holders of the Company’s Common Stock. Series D Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series D Preferred Stock and the holders of Common Stock and other series of the Company’s preferred stock shall vote together as a single class. At the Conversion Time, each share of Series D Preferred Stock subject to conversion shall be convertible into 60 shares of Common Stock. Preferred E Stock Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series E Preferred Stock, the holders of the Series E Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series E Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series E Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series E Preferred Stock as set forth herein, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Company's Common Stock. Conversion Formula. At the Conversion Time, each share of Series E Preferred Stock subject to conversion shall be convertible into 30 shares of Common Stock. There are no other material rights of common or preferred shareholders.

There are no provisions in the Company’s charter or by-laws that would delay, defer or prevent a change in control of the issuer.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our Common Stock shareholders until Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

Company may establish a Common Stock Option Plan for the benefit of its employees in the near future. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our Common Stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our Common Stock. In addition, sales of our Common Stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) if and when the Common Stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144. Because GHS can be deemed to be an “underwriter” within the meaning of the Securities Act, GHS will be subject to the prospectus delivery requirements of the Securities Act and will be prohibited from selling shares under Rule 144.

BUSINESS

Company Background

Branded Legacy, Inc. is a Utah corporation. In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. On March 14, 1986, Vencor Corporation was merged into Blue Ridge, Inc. Under the terms of the merger, the combined entity changed its name to Vencor International, Inc. In October of 1999, Vencor changed its name to Regal Apparel Group, Inc. On March 29, 2003, the Company changed its name back to Vencor International, Inc. In Mid-2003, ACCUDX became part of Vencor. ACCUDX was a development stage company offering at-home testing for HIV and Hepatitis C.

October 1, 2008 Vencor International, Inc entered into a Financing Agreement with Leisureworks Group, LLC a Nevada LLC. Vencor entered into an “Asset Financing Agreement” the purchase amount was $1,500,000 included in the agreement was the company name Leisureworks Group, LLC and is administered as such. The purchase price was for brand label value of “Robeworks” and “Leisureworks” plus inventory and equipment. December 9, 2008 Leisureworks Group, LLC entered into an agreement with Victiore, LLC to sell the rights of the Robeworks brand label, its inventory and customer list for $575,600. Victiore, LLC paid $175,600 as a down payment and Leisureworks Group, LLC carried a $400,000 note at 6% interest per annum.

On August 10, 2015 PLAD, Inc. purchased Controlling Interest in Vencor International, Inc. and merged PLAD, Inc., into the Company. PLAD's goal was to eliminate the possibility of back injuries from performing non-emergent lift assists that are performed daily by firefighters, E.M.S. personnel, Assisted Living personnel, Nursing Home personnel, and home health workers. On November 5, 2015 the Company announced that it had changed its name to PLAD, Inc. and will now be trading under the stock symbol PLAD.

On October 5, 2016, the Company changed its name to Elev8 Brands, Inc. and its symbol to “VATE.” Elev8 Hemp LLC markets a premium hemp seed coffee blend and health care products including hemp coffee, hemp tea, and hemp-based skin care products. Zoe CBD, LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg water soluble), CBD Lotion, CBD Salve and CBD CryoGel. Blessed Bean Coffee, LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which is a private label roaster based out of Longwood, FL that was founded in 2005 and was acquired by Elev8 Brands, Inc. in January of 2019.

On October 21, 2016 the Company announced it has acquired all of the membership interest in Elev8 Hemp LLC from Kona Gold Solutions, Inc.in exchange for Two Hundred Thousand Dollars ($200,000), to be paid in a combination of stock and cash. As part of the transaction Mr. Scott Forsythe resigned from all positions with the Company and Mr. Ryan Medico became the new Chief Executive Officer as well as sole director.

On March 31, 2020 Elev8 Brands, Inc. exercised its exit clause from the acquisition of Blessed Bean Coffee, LLC. Blessed Bean Coffee is no longer a subsidiary of Elev8 Brands, Inc.

On April 17, 2020, the Company changed its name to Branded Legacy, Inc. On May 22, 2020, the Company completed a 1 for 300 reverse stock split of its common stock and changed its symbol to “BLEG.” Elev8 Hemp, LLC and Zoe CBD, LLC continue to be a wholly owned subsidiary of Branded Legacy, Inc.

Our principal executive office is located at 250 National Pl., #162, Longwood, FL 32750.

Our Operating Structure

Elev8 Hemp LLC is a wholly-owned subsidiary of Branded Legacy, Inc., which focuses on the development and marketing of hemp-based food, beverage, and health care products including hemp coffee, hemp tea, and hemp-based skin care products.

Zoe CBD, LLC is a wholly-owned subsidiary of Branded Legacy, Inc., which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion and CBD Salve.

Blessed Bean Coffee, LLC is a private label coffee roaster based out of Longwood, FL.

Elev8 Hemp, LLC, Zoe CBD, LLC, Blessed Bean Coffee, LLC are all owned by Branded Legacy, Inc. All Companies are included in this disclosure statement.

The Company has 3 full-time employees.

The Nature of Products or Services Offered.

All products are developed and marketed to bring the highest quality hemp and CBD into everyday consumable products. The Company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers. The Company focuses on the development and marketing of hemp-based beverages, and health care products including hemp coffee, hemp tea, CBD infused ready to drink coffee and CBD infused ready to drink iced teas. Zoe CBD, LLC focuses on the development and marketing of the highest quality CBD Products such as CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion, CBD Salve and CryoGel.

Competition

Elev8’s products have entered an already crowded market, but with premium branding, the Company’s strategy is to capture an upscale market which will filter down.

Suppliers

The Company’s suppliers are Blessed Bean Coffee, LLC, Coffee Masters, LLC, Nuts.com,Splendid Natural, and Pure Health Products, LLC.

Distributors

Kelly Distribution

MJ Distro

One Love

Northwest Hemp

Legacy Distribution

Trident Distributors

McLain Dist

Northstar Exposure

Tappy

Synergy Distribution

Outwest505

Spigel Distribution

Sunshine State Distributing

RainDrop Distributors

Organic Distribution

BS Distribution

Endeavor Imports, Inc

Green Acres Organic Pharms

The Company’s suppliers are Blessed Bean Coffee, LLC, Coffee Masters, LLC, Nuts.com,Splendid Natural, and Pure Health Products, LLC.

Intellectual Property

The Company has secured intellectual property rights to the Elev8 Hemp hemp coffee recipe. Additionally, the Company currently has two pending trademarks a. Elev8 Hemp text trademark; and Elev8 Hemp logo trademark.

Government Regulation

The Company has no pending approvals from government on any products.

Our Business Objectives

Branded Legacy, Inc. is a holding company focused on the commercial development of hemp and cannabinoid-infused beverages along with an array of CBD topicals and tinctures. Elev8 Hemp, LLC continues to expand its hemp infused coffee and tea line as well as its ready to drink CBD infused coffee and teas. Branded Legacy, Inc.’s wholly owned subsidiary, Zoe CBD, LLC, focuses on the development and marketing of the highest quality CBD Products such as CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion, CBD Salve and CryoGel.

On January 24, 2019, Branded Legacy, Inc. acquired Blessed Bean Coffee, LLC. The Company is now able to control the means of production from start to finish for its Elev8 Hemp Coffees. Blessed Bean Coffee, LLC("Bean") is a private label roaster based out of Longwood, FL that was founded in 2005.

On April 29, 2019 Elev8 Hemp officially entered into the United States beverage market with its Ready-to-Drink CBD-Infused Iced Coffee in a can. As of November 2019, the Company has 18 distributors through 13 states and expanding.

Elev8 Hemp, LLC, to become a nationally recognized brand, spent the summer of 2019 rebrandingall of its products to create synergy among its hemp and CBD coffees and teas. The Company plans to expand business into large national grocery chains with its products. For this to happen the rebrand, as well as additions made to labeling, was imperative.

Branded Legacy, Inc.’s objective is to be a leader in the hemp and CBD space. In addition to the acquisition of a coffee roaster, the Company plans to acquire a bottling line to handle all manufacturing in house of its CBD infused beverages. Blessed Bean Coffee, LLC roasts all coffee for Elev8 Hemp and the Company is aggressively expanding its private label business. To handle this growth, the Company is also looking to purchase a 60 kilo or larger roaster, to keep up with the demand of business.

Elev8 Hemp, LLC plans to hire additional sales executives to help expand its national brand. The Company is hiring remote sales executives in key regions across the country to expand its brand into different distributors and grocery chains. Projected sales for 2020 are in excess of one and a half million.

Employees

The Company has hired one new full time Sales Associates to handle all new accounts.. This new position was a strategic hire on an individual who has immense knowledge in the beverage industries and a portfolio of distributors. This hire will help grow our sales to over one million dollars in 2020.

The Company has a full time sales manager who handles everything on the shipping receiving of all existing customers. This position also handles new sales and existing sales for wholesale and distributor customers.

Markets

Elev8 Hemp Coffee

Elev8 Hemp Coffee – House Blend, French Vanilla, Hazelnut Crème, Chocolate Raspberry Truffle, Espresso, Dark Roast, Pumpkin Spice & Decaffeinated which consists of the same proprietary mix of Guatemalan, Columbian and Brazilian sourced coffee beans blended with an organic hemp protein powder. The nutty flavors do get masked by the flavored coffees but you still receive the benefits of the vitamins, minerals, and essential fatty acids (EFA's) Omega 3, 6, 9 yielded by the hemp seeds.

Elev8 Hemp Green Tea

Elev8 Green Hemp Tea Powder is infused with 100% pure hemp protein powder and is made with organic Green tea leaves. With our top-of-the-line preparation methods and exhaustive attention to quality, we guarantee our Elev8 Green Hemp Tea is purer than other competing green teas on the market. Our tea is not only pure in terms of health but has a deliciously rich taste as well.

Elev8 Hemp Black Tea

Elev8 Black Hemp Tea Powder is infused with 100% pure hemp protein powder and is made with organic black tea leaves. With our top-of-the-line preparation methods and exhaustive attention to quality, we guarantee our Elev8 Black Hemp Tea is purer than other competing black teas on the market. Our tea is not only pure in terms of health but has a deliciously rich taste as well.

Elev8 Hemp CBD Infused Iced Coffee

Elev8 Hemp CBD Infused Iced Coffee is made with a CBD isolate and contains zero THC. The iced coffee is a full medium roast which is lightly sweetened with stevia. This 12oz canned beverage contains 125mg of caffeine backed by 10mg of CBD.

Elev8 Hemp CBD Infused Iced Tea

Elev8 Hemp CBD Infused Iced Tea is made with a CBD isolate and contains zero THC. This iced tea line comes in lemon, raspberry, peach and hibiscus green tea. It is made with all natural flavors and colors. Each 16.9 fl oz bottle contains 10mg of CBD isolate.

Elev8 Hemp CBD Whole Bean Coffee

Elev8 Hemp CBD Whole Bean Coffee – House Blend, French Vanilla, and Hazelnut Crème consists of the same proprietary mix of Guatemalan, Columbian and Brazilian sourced coffee beans blended infused with a water soluble CBD isolate.

Zoe CBD Tinctures

Zoe CBD Tinctures contain the highest quality Colorado grown Industrial hemp extract. By using “raw” whole plant extract Zoe CBD Tincture offers the full spectrum of Cannabinoids and Terpenes that the plant has to offer. Taken sublingually several times a day is the best way to ensure a consistent supply of CBD is always active in your body.

Zoe CBD Relief-Salve

We formulated this salve to help relieve the aches and pains of everyday life (joint, bone, muscle) by providing natural ingredients that reduce inflammation and promote blood flow.

Zoe CBD Lotion

Zoe CBD has assembled some of the best anti-inflammatory plants and packed it all into an 8 oz bottle to give you our serenity lotion. Comes with 250 mg of CBD per bottle.

Zoe CBD CryoGel

Zoe CBD CryoGel is designed to target your skin’s needs and deeply penetrate to sore muscle and tissue. Lightweight and fast0drying blend that you can use every day on non-sensitive areas on the entire body that is non-greasy, easy to apply without hands and does not stain cloths. This special blend of pure CBD, menthol and camphor uniquely provides excellent deep-freeze properties and may also slow the signs of aging by protecting a full range of telomeres.

Related Party Transaction

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the Board of Directors of the Company. If the related party to a transaction is a member of the board, the transaction must be approved by a majority of the board that does not include the related party.

Employees

We currently employ a Chief Executive Officer, Board Member, and a support staff total of 2 full time employees.

Properties

Our executive office is located at 250 National Pl., #162, Longwood, FL 32750.

Legal Proceedings

There are no known legal proceedings against any of our directors, officers or Company.

Intellectual Property

The Company has secured intellectual property rights to the Elev8 Hemp hemp coffee recipe. Additionally, the Company currently has two pending trademarks a. Elev8 Hemp text trademark; and Elev8 Hemp logo trademark.

We also plan to rely on patents to protect our intellectual property and proprietary technology, to the extent feasible, and plans to consult with intellectual property counsel to determine what patents we may be able to file to protect its intellectual property. As of the date of this prospectus, we have not filed any patents in the United States or any other country. Although we believe that some of its technology may be patentable, there can be no assurance that any patents will be granted or that any patent relied upon by us in the future, if any, will not be challenged, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the Company. We believe that due to the rapid pace of technological innovation for technology, mobile and internet products, our ability to establish and maintain a position of technological leadership in the ridesharing industry depends more on the skills of its development personnel than the legal protection afforded its existing technology. (See “Risk Factors”).

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis and Results of Operations

The following management's discussion and analysis ("MD&A") should be read in conjunction with financial statements of BLEG and its subsidiaries for the years ended December 31, 2019 and 2017, and the notes thereto, and the three months ended March 31, 2020 and 2018. Additional information relating to BLEG is available at www.aqueousinternational.com.

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to BLEG or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in BLEG’s MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. BLEG disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

We generated revenue of $318,526 and $372,305for the years ended December 31, 2019 and 2018 respectively. For the year ended December 31, 2019 our expenses were $2,227,893 compared to $$580,658 for the year ended December 31, 2018. As a result, we have reported net loss of $2,068,857 for the year ended December 31, 2019 and $367,815 for the year ended December 31, 2018. Revenues in 2019 excluded Blessed Bean Coffee, LLC and only include a net income (loss) from discontinued operations of ($18,554).

We generated revenue of $27,684 for the three months ended March 31, 2020 and $70,558 for the three months ended March 31, 2019. For the three months ended March 31, 2020 our expenses were $84,659 compared to $191,935 for the three months ended March 31, 2019. As a result, we have reported net loss of $70,381 for the three months ended March 31, 2020and a reported net loss of $142,844 for the three months ended March 31, 2019.

Liquidity, Capital Resources

Liquidity and Capital Resources

At December 31, 2019 we had $211,696 in current assets compared to $53,220 at December 31, 2018. Current liabilities at December 31, 2019 totaled $27,490 compared to $41,777 at December 31, 2018.

At March 31, 2020, we had $246,098 in current assets compared to $211,696 at December 31, 2019. Current liabilities at March 31,, 2020 totaled $69,774 compared to $27,490 at December 31, 2019.

Going Concern

Our financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to raise additional capital as required. For the year ended December 31, 2019, the Company incurred net losses of $2,068,857. The Company had a net loss of $70,381 for the three months ended March 31, 2020.

As at December 31, 2019, our cash and cash equivalents (immediately marketable securities) was $0. Unless we receive additional private financing or we receive a minimum of $500,000 from the proceeds of this Offering, we will not be able to grow operations. We may have to raise additional interim capital from other private sources. There can be no assurance that such needed capital will be available or even if available that it will not be extremely dilutive to the Company’s shareholders.

Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Financings and Securities Offerings

For the year ended December 31, 2019, we received a total of $216,750 in cash provided by financing activities. For the year ended December 31, 2018, we received a total of $1,048 cash provided by financing activities.

For the quarter ended March 31, 2020, we received a total of $12,500 in cash provided by financing activities from the issuance of a promissory note. For the quarter ended March 31, 2019, we received a total of $0 in cash provided by financing activities.

Since inception, our principal sources of operating funds have been proceeds from equity financing including the sale of our Common Stock to initial investors known to management and principal shareholders of the Company. We do not expect that our current cash on hand will fund our existing operations. We will need to raise additional capital in order execute our business plan and growth goals for at least the next twelve-month period thereafter. If the Company is unable to raise sufficient additional funds, it will have to execute a slower than planned growth path, reduce overhead and scale back its business plan until sufficient additional capital is raised to support further operational expansion and growth. There can be no assurance that such a plan will be successful.

Contractual Obligations, Commitments and Contingencies

As of the date of this prospectus, the Company has no commitments and contingencies.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

DESCRIPTION OF PROPERTY

The Company’s headquarters are located 250 National Pl., #162, Longwood, FL 32750. Our phone number is (407) 337-6693. Management believes that our current leased property will be sufficient for its current and immediately foreseeable administrative needs.

LEGAL PROCEEDINGS

As of June 18, 2020, we were not a party to any legal proceedings that could have a material adverse effect on the Company’s business, financial condition or operating results. Further, to the Company’s knowledge, no such proceedings have been threatened against the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The names of our executive officers and directors, as of October 4, 2019, and the positions currently held by each are as follows:

Name	Appointed	Position	Term of Office
Ryan Medico, 37	10/04/2016	Chief Executive Officer and Chairman of the Board	One (1) year
Phil Friedman, 25	7/5/2017	Independent Director and Audit Committee	One (1) year
Jermaine Strong, 35	4/13/2020	Independent Director and Audit Committee	One (1) year

Director Independence

We have two independent directors serving on our Board of Director. Phillip Friedman and Jermaine Strong are both independent directors serving on the Company’s audit committee.

Executive Officers and Directors

Ryan Medico, Chief Executive Officer, Founder & Director. Mr. Medico has been the CEO of Branded Legacy, Inc. since December 9, 2017, where he is responsible for product development, sales and marketing, contract negotiating, and similar duties. From September 2014 to May 19, 2016, he was the Finance Manager for Worldwide Interactive Services, responsible for financial disclosures, budgets and financial contracts. Mr. Medico was an accountant at Hilton Worldwide from November of 2012 to September of 2014.

Phillip Friedman, Independent Director. Phillip Friedman is the Mortgage Compliance Coordinator at Premier Home Funding Corporation, a Mortgage Lender that has created a system of ease, and quality of service for the loan origination process, which brings home-buyers to their front door-steps. He has been a sales executive at Sorensen Mayflower Moving and Storage since 2018. Mr. Friedman was also a sales consultant at DNC Holdings in 2018. From 2017 to 2018, Phillip was a Mortgage Disclosure Specialist at Taylor Morrison Home Funding. Also in 2017, he was a sales executive at EGP Document Solutions and worked in sales at Brinker International from 2014 to 2016

Phillip provides 5 + years of experience in Marketing and Business Development, as well as, in the Finance and Mortgage Industry.From 2014 to 2016 Phil worked in management for Brinker International. In 2017 he moved into a sales position for EGP Document Solutions. Towards the end of 2017 Phil capitalized on an opportunity in the mortgage industry with Taylor Morrison Home Funding as a mortgage disclosure specialist. Phil later pursued a career with DNC Holdings as a sales consultant working directly with CEOs and CFOs to help in the collection of outstanding receivables. He held this position for most of 2018 where he transitioned into moving and relocation sales. From 2018 to the present Phil has been working with Sorensen Mayflower Moving and Storage as a sales executive.

Jermaine Strong, Independent Director. Jermaine Strong has a background in collegiate and professional football. From 2006 All-Acc Team at UNC Chapel Hill to professional football overseas. Jermaine was a player/coach in 2013 for the Bolzano Giants in Bolzano, Italy and the following year a player/coach for the 2014 Moscow Patriots in Moscow. Mr. Strong is spent the last five years working as a lead in a manufacturing facility for the automotive industry.

Penalties or Sanctions

None of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

None of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, nor any personal holding company of any such person has, within the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, we have two independent directors.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

During the past five years none of our directors, executive officers, promoters or control persons was:

1)	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Audit Committee

The Company’s audit committee is comprised of the two independent directors, Phillip Friedman and Jermaine Strong.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. To address the material weaknesses, we performed additional analysis and other post-closing procedures in an effort to ensure our consolidated financial statements included in this registration statement have been prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Management's Report on Internal Control over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act, as amended. Internal control over financial reporting is a process designed by, or under the supervision of, the Chief Executive Officer and Principal Accounting Officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The framework our management uses to evaluate the effectiveness of our internal control over financial reporting is based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013framework). Based on our evaluation under the framework described above, our management has concluded that our internal control over financial reporting was ineffective as of December 31, 2019 due to the same material weaknesses that rendered our disclosure controls and procedures ineffective. The Company's internal control over financial reporting is not effective due to a lack of sufficient resources to hire a support staff in order to separate duties between different individuals. The Company lacks the appropriate personnel to handle all the varying recording and reporting tasks on a timely basis. The Company plans to address these material weaknesses as resources become available by hiring additional professional staff, such as a Chief Financial Officer, as funding becomes available, outsourcing certain aspects of the recording and reporting functions, and separating responsibilities. We have identified the following material weaknesses.

1.	As of December 31, 2019, we did not maintain effective controls over the control environment. Specifically, we have not developed and effectively communicated to our employees the accounting policies and procedures. This has resulted in inconsistent practices. Further, the Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.	As of December 31, 2018, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Because of these material weaknesses, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2019, based on the criteria established in "INTERNAL CONTROL-INTEGRATED FRAMEWORK" issued by the COSO.

Change In Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Attestation Report of the Registered Public Accounting Firm

This registration statement does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this annual report.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during 2018 and 2019.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus	All Other Compensation	Total ($)

Ryan Medico, CEO and Chairman of the Board	2019	$80,000	$0		$80,000
	2018	$80,000	$42,611	$0	$122,611

Employment Agreements

Company has no employment agreements with its Chief Executive Officer and its Board Members. However, an employment agreement is in the stages of development.

Director’s Compensation

There is no employment agreement with our Directors.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of the date of this prospectus held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of any class of our shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. As of June 12, 2020, there were 1,895,789 shares of our Common Stock issued and outstanding, and as at the date of this prospectus a total of 1,895,789 shares of our Common Stock are outstanding

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this prospectus, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of the date of this prospectus.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted.

Percentage ownership in the following table is based on 1,895,789 shares of Common Stock outstanding as of June 12, 2020. Each beneficial owner’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the shares underlying options, warrants or other convertible securities included in that person’s holdings, but not those underlying shares held by any other person.

Beneficial Owner	Number of Shares	Percentage
Ryan Medico (1)	52,001	2.75%
Phillip Friedman	3,334	.15%
Jermaine Strong	0	0%
Ian Reed	262,280	13.83%
All Directors and Executives (3 people)	55,335	2.9%

(1)	Ryan Medico owns 900,000 Preferred Series D and 3,800,000 Preferred Series E

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Particular Transactions

Transactions with Related Persons

The Company’s wholly owned subsidiary, Blessed Bean Coffee, LLC generates revenues from the roasting of Elev8 Hemp, LLC’s coffees

To handle these transactions in a consolidated financial statement for Branded Legacy, Inc., adjustments have been made to eliminate intercompany transactions. Because of the termination of this acquisition agreement, all revenues have been eliminated from December 31, 2019 as well as March 31, 2020. This has been documented as a line item for net income (loss) from discontinued operations. The termination of this acquisition agreement took place on March 31, 2020.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Pink Sheets under the symbol “BLEG.”

The table below sets forth the high and low closing prices of the Company’s Common Stock during the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not reflect actual transactions.

	2019 Price Range		2018 Price Range
	High	Low	High	Low

First Quarter	$0.0500	$0.0300	$
Second Quarter	0.0579	0.0278
Third Quarter	0.0470	0.0155
Fourth Quarter	0.0232	0.0121	0.0730	0.0262

The closing sales price of the Company’s common stock as reported on June 18, 2020, was $0.40 per share. Please note that the share prices above reflect the prices prior to the Company’s 1 for 300 reverse stock split.

Holders

As of the date of this report there were approximately 509 holders of record of Company common stock. This does not include an indeterminate number of persons who hold our Common Stock in brokerage accounts and otherwise in “street name.”

Dividends

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors.

Transfer Agent

The stock transfer agent for our securities is Action Stock Transfer, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. The transfer agent’s telephone number is (801) 274-1088.

Other Compensation Arrangements

BLEG has not secured any other compensation arrangements as of March 31, 2020.

Recent Sales of Unregistered Securities

During the quarter ended March 31, 2020, the Company completed no unregistered sales of equity securities, all pursuant to Section 4(a)(1)

Penny Stock Considerations

Our common stock will be deemed to be "penny stock" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of the Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

Common Stock Currently Outstanding

As of June 18, 2020, all of our currently outstanding shares consist of 1,895,789 shares of common stock.

Reports to Stockholders

We have filed all necessary periodic reports, and other information with the SEC. We have provided annual reports to our stockholders containing audited financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years, there were (i) no disagreements between the Company and its independent public accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of the independent public accountant, would have caused the independent public accountant to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company's two most recent fiscal years and in the subsequent interim period through the Resignation Date, the Company has not consulted with the independent public accountant regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that the independent public accountant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of the Nevada Revised Statutes, contain provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in or not opposed to the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, McMurdo Law Group, LLC, New York, New York, has provided an opinion, and will continue to will provide opinions, regarding the validity of the shares of our common stock. McMurdo Law Group, LLC may also provide opinions regarding certain other matters.

EXPERTS

Financial Auditors

Our audited consolidated financial statements for the periods ending December 31, 2019 and 2020 are included in this prospectus have been so included in reliance on the reports of B F Borgers, CPA, PC, independent public accountants, given on this firm’s authority as experts in auditing and accounting.

Legal Counsel Providing Legal Opinion

The validity of the issuance of the shares of common stock will be passed upon for the company by McMurdo Law Group, LLC. Counsel has additionally consented to his opinion being included as an exhibit to this filing. Additionally, counsel has consented to being named in the prospectus.

The legal counsel that passed their opinion on the legality of these securities is:

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rdFloor

New York, NY 10036

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number _________) under the Securities Act of 1933 regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC are available at the SEC's website.

We will make available to our stockholders annual reports (on Form 10-K) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-Q) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

250 National Pl., #162, Longwood, FL 32750

Financial Statements

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Elev8 Brands, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Elev8 Brands, Inc. (the "Company") as of December 31, 2019 and 2018, the related statement of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2018

Lakewood, CO

June 22, 2020

Elev8 Brands, Inc.

Consolidated Balance Sheet

Year Ending

31-Dec-19

	December 31, 2019	December 31, 2018
ASSETS

Current Assets
Cash		$11,498
Accounts Receivable	$45,073	$11,729
Inventory	$72,396	$13,471
Total Current Assets	117,469	$36,698

Fixed Assets, Net Depreciation
Accumulated Depreciation	$(7,135)
Equipment	$46,965	$16,522
	$39,830	$16,522
Other Assets
Net Assets of Discontinued Operation	$54,397
Total Assets	$211,696	$53,220

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Accounts Payable	$25,267	$6,188
Notes Payable	$0	$25,000
Credit Cards	$0	$10,259
Outstanding Checks	$1,648	$0
Payroll Liabilities	$575	$330

Total Current Liabilities	$27,490
Long-Term Liabilities	$1,500,000
Promissory Note	$216,750	$0
Total Liabilities	$1,744,240	$41,777

Stockholder’s Equity (Deficit)
Common Stock par value $.00001 568,586,217 shares issued and outstanding at December 31, 2019	$180,610	$4,455
Capital Preferred Stock Par value $.0001 7,936,681 shares issued and outstanding at December 31, 2019	$333,107	$1,213
Additional Paid in Captial	$446,043	$507,323
Accumulated (Deficit)	$(2,546,701)	$(501,548)
Net Gain or Loss of Discontinued Operations	$54,397
Total Equity	$(1,532,544)	$11,443

Total Liabilities and Stockholder’s Equity	$211,696	$53,220

Elev8 Brands, Inc.

Consolidated Statement of Operations

Year Ending

31-Dec-19

	Year Ending December 31,
	2019	2018
Revenue, Net	$318,526	$372,305
Cost of Goods Sold	$140,936	$159,462
Gross Profit	$177,590	$212,843

Expenses
General and Administrative	$468,106	$477,531
Sales and Marketing	$150,927	$103,127
Goodwill Impairment	$108,860
Debt Expense to Kona Gold Solutions	$1,500,000
Total Expenses	$2,227,893	$580,658

Net Income (Loss) From Discontinued Operations	$(18,554)
Net Income (Loss)	$(2,068,857)	$(367,815)

Loss Per Common Share

Weighted Average Common Shares Outstanding	0	0

Elev8 Brands, Inc.

Consolidated Statement of Cash Flows

Year Ending

31-Dec-19

	December 31, 2019	December 31, 2018
	Total	Total
OPERATING ACTIVITIES
Net Income	$(2,068,857)	$(367,815)
Adjustments to reconcile Net Income to Net Cash provided by operations:	$0
Accounts Receivable	$(33,144)	$(10,186)
Purchase (Sales) of Inventory	$(58,370)	$(15,131)
Depreciation Expense	$3,593	$3,542
Prepaid Expenses	$(147)
Cash from discontinued operations	$(7,794)
Accounts Payable	$20,258	$(98,427)
Beneficial conversion feature on convertible notes	$(61,279)	$492,374
Accrued	$0	$(2,633)
Sales Tax Agency Payable	$245
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	$(136,638)	$369,539
Net cash provided by operating activities	$(2,205,494)	$1,724
INVESTING ACTIVITIES
Purchase of Equipment	$(5,802)
Net cash provided by investing activities	$(5,802)	$0
FINANCING ACTIVITIES
Borrowing (Repayment) of Note Payable	$216,750
Notes Payable	$(25,000)
Longterm Notes Payable	$1,500,000

Cash for Common Stock	$176,155	$703
Cash for Preferred Stock	$331,894	$345
Net cash provided by financing activities	$2,199,799	$1,048
Net cash increase for period	$(11,498)	$2,772
Cash at beginning of period	$11,498	$8,726
Cash at end of period	$0	$11,498

Elev8 Brands, Inc.

Consolidated Statements of Stockholder’s (Defecit)

31-Dec-19

	Common Stock		Preferred Stock		Additional Paid in	Accumulated	Total Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Defecit
Balance March 31, 2018	445,524,276	$4,455	11,366,723	$1,213	$507,322	$(501,548)	$11,442.00

Common stock issued for services			6,500,000	650			$650.00
Common share note conversion			156,681	332,005			$332,005.00
Common share issued employment					$(81,259)		$(81,259.00)
Preferred shares issued employment	44,000,000	$440.00	(4,400,000)	$(440.00)
Preferred shares issued for investments	793,651	$11,000.00					$11,000.00
Preferred shares issued services							$-
Retired Common Shares	3,541,228	$137,860.00					$137,860.00
Cash Received from investors						$(183,439.24)	$(183,439.24)
Net Income (Loss)	493,859,155	153,755	13,623,404	333,428	$426,063	$(684,987.24)	$228,258.76
Balance June 30, 2018
	36000000	110	-1100000	-110
Common stock issued for acquisition					$19,980		$19,980.00
Common share note conversion	2,000,000	$20.00					$20.00
Common share issued employment						$(78,161.54)	$-
Cash Received from investors	531,859,155	$153,885.24	12,523,404	333,318	$446,043	$(684,987.24)	$248,258.76
Interest Earned
Net Income (Loss)	35,400,000	184	(1,840,000)	(184)
Balance September 30, 2018	413,223	$8,264.00		$-			$8,264.00
							0
Preferred Stock issued for Investment						$(69,581.00)	$(69,581.00)
Preferred Stock Seried D Issuance	567,672,378	$162,333.24	10,683,404	333,134	$446,043	$(754,568.24)	$186,941.76
Common share issued conversion
Debt Reduced			(2,746,723)	(27)			$(27.00)
Additional Paid in Captial	913,839	$18,277.00					$18,277.00
Common share issued employment							$-
Retirement of Common Shares						$(18,554.00)	$(18,554.00)
Common Shares Converted from Preferred						$(1,719,182.00)	$(1,719,182.00)
Net Income (Loss)	568,586,217	180,610	7,936,681	333,107	$446,043	$(2,492,304.24)	$(1,532,544.24)
Balance December 31, 2018	1,137,585,657	$369,484	15,873,362	$666,213	$507,322	$(501,548)	$11,442

Preferred Stock B issued for Investment			6,500,000	$650			$650
Preferred Stock D Issued for investments			156,681	$332,005			$332,005
Discount on preferred shares issued					$(81,259)		$(81,259)
Common share issued conversion Series B	44,000,000	$440	(4,400,000)	$(440)
Debt Reduced	793,651	$11,000					$11,000
Additional Paid in Captial							$-
Common Shares issued for acquisition	3,541,228	$137,860					$137,860
Net Income (Loss)						$(183,439)	$(183,439)
Balance March 31, 2019	1,185,920,536	$518,784	18,130,043	$998,428	$426,063	$(684,987)	$228,259

Common share issued conversion	36,000,000	$110	(1,100,000)	$(110)
Additional Paid in Captial					$19,980		$19,980
Common Shares issued for consulting	2,000,000	$20					$20
Net Income (Loss)						$(78,162)	$-
Balance June 30, 2019	1,223,920,536	$518,914	17,030,043	$998,318	$446,043	$(684,987)	$248,259

Preferred Stock Converted to Common	35,400,000	$184	(1,840,000)	$(184)
Common share issued services	413,223	$8,264		$-			$8,264
Common Shares issued for consulting							$-
Net Income (Loss)						$(69,581)	$(69,581)
Balance September 30, 2019	1,259,733,759	$527,362	15,190,043	$333,134	$446,043	$(754,568)	$186,942

Preferred Stock Cancellation			(2,746,723)	$(27)			$(27)
Common share issued services	913,839	$18,277					$18,277
Longterm Note Recorded							$-
Net Income (Loss) from discontinued operations						$(18,554)	$(18,554)
Net Income (Loss)						$(1,719,182)	$(1,719,182)
Balance December 31, 2019	1,260,647,598	$545,639	12,443,320	$333,107	$446,043	$(2,492,304)	$(1,532,544)

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – Organization & Description of Business

Elev8 Brands, Inc. specializes in the development and marketing of products for the fitness and wellness markets. The company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers.

Elev8 Hemp LLC is a wholly owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of hemp-based food, beverage, and health care products including hemp coffee, hemp water, and hemp-based skin care products.

Zoe CBD, LLC is a wholly owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion, CBD Salve and CBD CryoGel.

Blessed Bean Coffee, LLC is a wholly owned subsidiary of Elev8 Brands, Inc. Blessed Bean Coffee is a private label coffee roaster in Longwood, FL.

In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. In 2016 the entity changed its name to Elev8 Brands, Inc.

The Company’s fiscal year end is December 31.

NOTE 2 – Summary of Significant Accounting Policies

Method of Accounting

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company considers accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Earnings (Loss) per Share

Earnings (loss) per share of common stock are computed in accordance with FASB ASC 260 “Earnings per Share”. Basic earnings (loss) per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings (loss) per share. Due to being antidilutive, 440,000,000 common shares have been excluded from earnings per share due to convertible notes.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts payable, accrued liabilities, and notes payable approximate fair value given their short-term nature or effective interest rates.

Inventories

Inventories consist of hemp coffee, hemp tea, CBD lotion, CBD salve, CBD infused iced coffee and CBD infused iced tea. The shelf life of all inventory is one year. The company goes through all inventory on average every two months. With the cost associated with the products not changing the Company recognized all inventory and cost of goods sold at purchased cost.

Depreciation

Assets are depreciated over 5 years using straight-line depreciation. Assets consist of computer equipment. Depreciation started in 2018 when purchases were made.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company sales consist of natural hemp infused products, CBD infused products and private label coffees. Both hemp and CBD are purchased from outside vendors. The Company sells product to consumers, wholesalers as well as distributors. These purchases are done prior to orders so we have on hand.

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criterial standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given, whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management’s judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Private Label Customers are wholesale distributors of the Company’s product, under their own wholesale private label brand. The products are made to Company specifications and shipped directly to the wholesaler. The pricing is predicated upon a volume discount negotiated at the time of the placement of the orders. Product is produced and labeled in the Longwood manufacturing facility and shipped directly to the Private Label customer who re-distributes to their retail and other customers. The products are fully paid when shipped.

Revenue from product sales is recognized when an order has been obtained, the price is fixed and determinable, the product is shipped, title has transferred, and collectability is reasonably assured.

NOTE 3 – Going Concern

Competition in the hemp market is high however Elev8 Hemp Coffee and Elev8 Hemp Tea has gained quick traction in the hemp market. We are yet to see any other hemp teas in traditional tea bags as Elev8 has done. The true competitors are the ones with a larger product base and have longevity in the industry.

Zoe CBD faces a lot of competition as there are some well-developed brands with a large market share already. Zoe CBD brings an advantage with a premium quality product and providing transparency through analysis reports of all CBD used in products.

Plans require putting a lot of money into marketing and advertising as well as bring on additional sales representatives. Management plans to increase liquidity and continue to increase funding for operations.

NOTE 4 – Related Party Transactions

The Company’s wholly owned subsidiary, Blessed Bean Coffee, LLC, provides all private label hemp coffees for Elev8 Hemp, LLC. To handle these transactions in a consolidated financial statement for Elev8 Brands, Inc., adjustments have been made to eliminate intercompany transactions.

NOTE 5 – Discontinued Operations

Blessed Bean Coffee, LLC as of March 31, 2020 exercised the clause in the acquisition agreement to separate from Elev8 Brands, Inc. and remain a private company. Blessed Bean Coffee will remain Elev8 Hemp’s manufacturer for its hemp and CBD coffees and teas. Both Elev8 Brands and Blessed Bean Coffee wrote this acquisition to allow both Companies a working relations ship with a relationship with an option to exit. There was no payout from Blessed Bean Coffee for this transaction. All assets and liabilities remain with Blessed Bean Coffee.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – Stock

Preferred Stock

Preferred A Stock shall have the right to one vote per each share of Series A Preferred Stock that they hold and convert on a one to one basis.

Preferred B Stock will convert on a ten to one basis and shall have the right to one vote per each share of Series B Preferred Stock that they hold.

Series D Preferred Stock subject to conversion shall be convertible into 60 shares of Common Stock

Series E Preferred Stock subject to conversion shall be convertible into 30 shares of Common Stock

Preferred stock consists of 10,000,000 shares authorized at $0.0001 par value. At December 31, 2018 there were 2,200,000 Preferred A shares issued and outstanding, 4,486,723 Preferred D shares issued and outstanding, 3,800,000 Preferred E shares issued and outstanding, and 880,000 undesignated Preferred shares issued to Utopia Bay Inc. on September 29, 2006. These undesignated Preferred Shares are due to a legacy accounting error which the company is working to eliminate.

Common Stock

Common stock consists of 900,000,000 shares authorized at $0.00001 par value. At December 31, 2019 there were 568,586,217 shares issued and outstanding.

NOTE 7 – Commitments and Contingencies

The Company has no commitments and contingencies.

NOTE 8 – Acquisitions

In the first quarter of 2017 Elev8 Brands negotiated for the purchase of 02 Breathe, LLC for 500,000 restricted common shares. These shares were valued at par value of .00001.

In the third quarter of 2017 Elev8 Brands purchased Hemp Founders, LLC for their white label company for 1,500,000 restricted common shares. These shares were valued at par value of .00001.

Blessed Bean Coffee, LLC was issued 2,000,000 restricted common shares per the acquisition of L&P Cold Brew, LLC.

NOTE 9 – Settlement Agreements

James Gaspard was issued 3,500,000 restricted common shares of the Company per a settlement agreement.

David Harkham was issued 50,000,000 restricted common shares of Elev8 Brands, Inc. at a par value of .00001 to avoid litigations from the prior company before the name change.

Sean Foley was issued 10,000,000 restricted common shares of Elev8 Brands, Inc. at a par value of .00001 to avoid litigations from the prior company before the name change.

Sean Foley, per an agreement, retired his 10,000,000 restricted common shares in October of 2018.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 – Vendors

Bright Rain Collaborative was issued 793,651 shares at par value of .0001 for services on March 1,2019.

Bright Rain Collaborative was issued 413,223 common shares at par value of .0242 for marketing services performed.

NOTE 11 – Employees

Ryan Medico was issued 55,000,000 restricted common shares of Elev8 Brands, Inc. at a cost basis value of .00001, 2,800,000 Series Preferred A issued at .0001 and 800,000 Series Preferred B issued at .0001. This was issued per his employment agreement.

Matt Grueder was issued 500,000 restricted common shares per his employment agreement with the Company at par value of .00001.

David Silverstein was brought on as the Company’s President and was issued 2,000,000 restricted common shares at par value of .00001 per his employment contract.

Tom Shuman was issued 500,000 restricted common shares at a par value of .00001 per his employment contract.

Robert Clark was issued 10,000,000 restricted common shares at a par value of .00001 per his employment contract.

Tina Aldrich was issued 100,000 restricted common shares at a par value of .00001 per his employment contract.

Andy Holloway was issued 5,000,000 restricted common shares at par value .00001 per his prior consulting with the Company. The Company found it to be a good idea to issue these shares as is sees Andy as being someone to provide future value to the Company.

Tina Aldrich was issued 2,500,000 shares per an employment agreement.

Chris Risi was issued 250,000 shares per an employment agreement.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 12 - Shipping and Handling

We bill our customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

NOTE 13 – Convertible Notes Payable

As of September 31, 2019, the Company has zero convertible notes on its books.

NOTE 14 – Investors:

On March 6, 2019, Kona Gold Solutions, Inc. converted 146,803,365 shares of Elev8 Brands, Inc. common stock, par value $.00001, into 2,746,723 shares of Elev8 Brands Inc. Series D preferred stock. On November 27, 2019, Kona Gold Solutions, Inc entered into an agreement with Elev8 Brands, Inc., whereas Eleve8 Brands, Inc. would receive all 2,746,723 shares of Elev8 Brands, Inc. Series D preferred stock for a non-convertible promissory note to Kona Gold Solutions, Inc. for $1,500,000 with payment due November 27, 2029. As of December 31, 2019, this investment is recorded on the accompanying balance sheets.

NOTE 15 – Private Placement Memorandum

The Company has utilized investment opportunities through a PPM which results in issuing investment shares of Series Preferred D share. In order to establish a par rate an average of the ten-day prior closing price is utilized. At this point a 35% discount is applied.

NOTE 16 – Income Taxes

The company has experienced a net loss and has a net operating loss carryforward of $(287,145.52) in 2018. All related deferred tax assets have been fully reserved for future profitability and taxable income are required to realize such a assets.

NOTE 17 – Subsequent Events

On March 31, 2020 the Company exercised its exit clause in the acquisition of Blessed Bean Coffee, LLC. The Company remains in good relationship with Elev8 Hemp, LLC and will continue to be its manufacturer.

NOTE 18 - Business Information

Elev8 Brands, Inc. specializes in the development and marketing of products for the fitness and wellness markets. The company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers.

Elev8 Hemp LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of hemp-based food, beverage, and health care products including hemp coffee, hemp water, and hemp-based skin care products.

Zoe CBD, LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion and CBD Salve.

Blessed Bean Coffee, LLC is a wholly owned subsidiary of Elev8 Brands, Inc. Blessed Bean Coffee is a private label coffee roaster in Longwood, FL.

In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. In 2016 the entity changed its name to Elev8 Brands, Inc.

The Company’s primary SIC code is 2080

The Company’s fiscal year end is December 31.

NOTE 19 Facilities

The Company’s corporate office is located at 250 National Pl #162, Longwood, FL 32750.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 20

Officers, Directors, and Control Persons

Ryan Medico, CEO

Ryan Medico is the Chief Executive Officer at Elev8 Brands, Inc., a publicly traded company bringing premium hemp products to the market while promoting a health-conscious lifestyle. Ryan brings to the table 10+ years of experience in Finance and Operations in the Hospitality Industry as well as the Financial Technology Industry.

Executive Compensation

Name and Principle Position	Year	Salary	Bonus	Stock Awards	Total
Ryan Medico	2019	$80,000	$40,000	55,000,000 Restricted Common Shares	$49,705.84

None of these persons have, in the last five years, been subject to any legal or disciplinary action by any legal authority, including the SEC.

Beneficial Shareholders

Persons owning more than five percent (5%) of the issuer’s securities as of the date issued:

Ian Reed DBA 78,683,779 Restricted Shares

Investor Development

*Certificate number 6159 was lost by Ian Reed DBA Investor Development but has been forfeited by the owner and will never be traded

Wellington Providence Group – Control Person: David Harkham 33,000,000 Restricted Common Shares

NOTE 21 Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Principal Executive Officer and Principal Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Annual Report on Form 10-K. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on our evaluation, our Principal Executive Officer and Principal Financial Officer, after considering the existence of material weaknesses identified, determined that our internal control over financial reporting disclosure controls and procedures were not effective as of December 31, 2018.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management, including our Principal Executive Officer and Principal Financial Officer, assessed the effectiveness of our internal control over financial reporting as of December 31, 2018. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control over Financial Reporting - Guidance for Smaller Public Companies.

We identified the following deficiencies which together constitute a material weakness in our assessment of the effectiveness of internal control over financial reporting as of December 31, 2018:

The Company has inadequate segregation of duties within its cash disbursement control design.

During the year ended December 31, 2018, the Company internally performed all aspects of its financial reporting process, including, but not limited to the underlying accounting records and the recording of journal entries and for the preparation of financial statements. This process was deficient, because these duties were performed often times by the same people, and therefore a lack of review was created over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. These control deficiencies could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control system, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

We regularly review our system of internal control over financial reporting to ensure we maintain an effective internal control environment. There were no changes in our internal controls over financial reporting during the quarter ended December 31, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting that occurred during the year ended December 31, 2018 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Elev8 Brands, Inc.

Consolidated Balance Sheet

Three Months Ending

31-Mar-20

	March 31, 2020	December 31, 2019
ASSETS

Current Assets
Cash	$4,924
Accounts Receivable	$42,259	$45,073
Inventory	$70,978	$72,396
Total Current Assets	$118,161	$117,469

Fixed Assets
Accumulated Depreciation	$(8,038)	$(7,135)
Equipment	$47,065	$46,965
	$39,027	$39,830
Other Assets
Right of Use Assets	$32,140
Net Assets of Discontinued Operation	$56,770	$54,397
Total Assets	$246,098	$211,696

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Accounts Payable	$37,029	$25,267
Outstanding Checks		$1,648
Payroll Liabilities	$605	$575
Lease Liability	$32,140
Total Current Liabilities	$69,774	$27,490
Long-Term Liabilities	$1,500,000	$1,500,000
Promissory Note	$229,250	$216,750
Total Liabilities	$1,799,024	$1,744,240

Stockholder’s Equity (Deficit)
Common Stock par value $.00001 568,586,217 shares issued and outstanding at March 31, 2020	$5,685	$180,610
Capital Preferred Stock Par value $.0001 8,186,681 shares issued and outstanding at March 31, 2020	$819	$333,107
Additional Paid in Captial	$1,003,255	$446,043
Accumulated (Deficit)	$(2,619,455)	$(2,546,701)
Net Gain or Loss of Discontinued Operations	$56,770	$54,397
Total Equity	$(1,552,926)	$(1,532,544)

Total Liabilities and Stockholder’s Equity	$246,098	$211,696

Elev8 Brands, Inc.

Consolidated Statement of Operations

Three Months Ending

31-Mar-20

	Quarter Ending March 31,
	2020	2019
Revenue, Net	$27,684	$70,558
Cost of Goods Sold	$15,779	$33,730
Gross Profit	$11,905	$36,828

Expenses
General and Administrative	$52,837	$160,670
Sales and Marketing	$31,822	$31,265
Total Expenses	$84,659	$191,935

Net Income (Loss) from discontinued operations	$2,373	$12,263
Net Income (Loss)	$(70,381)	$(142,844)

Loss Per Common Share	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding	568,586,217	540,494,226

Elev8 Brands, Inc.

Consolidated Statement of Cash Flows

Three Months Ending

31-Mar-20

	March 31, 2020	March 31, 2019
	Total	Total
OPERATING ACTIVITIES
Net Income	$(70,381)	$(142,844)
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	$2,814	$(26,788)
Depreciation Expense	$903
Purchase (Sales) of Inventory	$1,418	$(47,467)
Cash from discontinued operations	$(2,373)
Accounts Payable	$10,113	$(16,289)
Notes Payable
Sales Tax Agency Payable	$30
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	$12,905	$(90,544)
Net cash provided by operating activities	$(57,476)	$(233,388)
INVESTING ACTIVITIES
Purchase of Equipment	$(100)
Goodwill
Net cash provided by investing activities	$(100)	$0
FINANCING ACTIVITIES
Borrowing (Repayment) of Note Payable	$12,500
Notes Payable
Discount on Investment Shares	$(70,000)
APIC
Cash for Common Stock
Cash for Preferred Stock	$120,000
Net cash provided by financing activities	$62,500	$0
Net cash increase for period	$4,924	$11,461
Cash at beginning of period	$0	$13,762
Cash at end of period	$4,924	$25,223

Elev8 Brands, Inc.

Consolidated Statements of Stockholder’s (Defecit)

31-Mar-20

	Common Stock		Preferred Stock		Additional Paid in	Accumulated	Total Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Defecit
Balance December 31, 2018	445,524,276	$4,455	11,366,723	$1,213	$507,322	$(501,548)	$11,442

Preferred Stock B issued for Investment			6,500,000	$650			$650
Preferred Stock D Issued for investments			156,681	$332,005			$332,005
Discount on preferred shares issued					$(81,259)		$(81,259)
Common share issued conversion Series B	44,000,000	$440	(4,400,000)	$(440)
Debt Reduced	793,651	$11,000					$11,000
Additional Paid in Captial							$-
Common Shares issued for acquisition	3,541,228	$137,860					$137,860
Net Income (Loss)						$(183,439)	$(183,439)
Balance March 31, 2019	493,859,155	$153,755	13,623,404	$333,428	$426,063	$(684,987)	$228,259

Common share issued conversion	36,000,000	$110	(1,100,000)	$(110)
Additional Paid in Captial					$19,980		$19,980
Common Shares issued for consulting	2,000,000	$20					$20
Net Income (Loss)						$(78,162)	$-
Balance June 30, 2019	531,859,155	$153,885	12,523,404	$333,318	$446,043	$(684,987)	$248,259

Preferred Stock Converted to Common	35,400,000	$184	(1,840,000)	$(184)
Common share issued services	413,223	$8,264		$-			$8,264
Common Shares issued for consulting							$-
Net Income (Loss)						$(69,581)	$(69,581)
Balance September 30, 2019	567,672,378	$162,333	10,683,404	$333,134	$446,043	$(754,568)	$186,942

Preferred Stock Cancellation			(2,746,723)	$(27)			$(27)
Common share issued services	913,839	$18,277					$18,277
Longterm Note Recorded							$-
Net Income (Loss) from discontinued operations						$(18,554)	$(18,554)
Net Income (Loss)						$(1,719,182)	$(1,719,182)
Balance December 31, 2019	568,586,217	180,610	7,936,681	333,107	446,043	(2,492,304)	(1,532,544)

Preferred Stock Issuance for investment at discount rate			250,000	120,000	(70,000)		50,000
Common share issued services							-
Adjustment to APIC for Par Value of Stock		(174,924)		(452,288)	627,212		-
Net Income (Loss) from discontinued operations						2,373	2,373
Net Income (Loss)						(72,754)	(72,754)
Balance March 31, 2020	568,586,217	5,686	8,186,681	819	1,003,255	(2,562,685)	(1,552,925)

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – Organization & Description of Business

Elev8 Brands, Inc. specializes in the development and marketing of products for the fitness and wellness markets. The company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers.

Elev8 Hemp LLC is a wholly owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of hemp-based food, beverage, and health care products including hemp coffee, hemp water, and hemp-based skin care products.

Zoe CBD, LLC is a wholly owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion, CBD Salve and CBD CryoGel.

Blessed Bean Coffee, LLC is a wholly owned subsidiary of Elev8 Brands, Inc. Blessed Bean Coffee is a private label coffee roaster in Longwood, FL.

In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. In 2016 the entity changed its name to Elev8 Brands, Inc.

The Company’s fiscal year end is December 31.

NOTE 2 – Summary of Significant Accounting Policies

Method of Accounting

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company considers accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Earnings (Loss) per Share

Earnings (loss) per share of common stock are computed in accordance with FASB ASC 260 “Earnings per Share”. Basic earnings (loss) per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings (loss) per share. Due to being antidilutive, 440,000,000 common shares have been excluded from earnings per share due to convertible notes.

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts payable, accrued liabilities, and notes payable approximate fair value given their short-term nature or effective interest rates.

Inventories

Inventories consist of hemp coffee, hemp tea, CBD lotion, CBD salve, CBD infused iced coffee and CBD infused iced tea. The shelf life of all inventory is one year. The company goes through all inventory on average every two months. With the cost associated with the products not changing the Company recognized all inventory and cost of goods sold at purchased cost.

Depreciation

Assets are depreciated over 5 years using straight-line depreciation. Assets consist of computer equipment. Depreciation started in 2018 when purchases were made.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company sales consist of natural hemp infused products, CBD infused products and private label coffees. Both hemp and CBD are purchased from outside vendors. The Company sells product to consumers, wholesalers as well as distributors. These purchases are done prior to orders so we have on hand.

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criterial standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given, whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management’s judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Private Label Customers are wholesale distributors of the Company’s product, under their own wholesale private label brand. The products are made to Company specifications and shipped directly to the wholesaler. The pricing is predicated upon a volume discount negotiated at the time of the placement of the orders. Product is produced and labeled in the Longwood manufacturing facility and shipped directly to the Private Label customer who re-distributes to their retail and other customers. The products are fully paid when shipped.

Revenue from product sales is recognized when an order has been obtained, the price is fixed and determinable, the product is shipped, title has transferred, and collectability is reasonably assured.

NOTE 3 – Leasing

ASC842, was the new standard expected to have any impact on the Company’s FSs.

NOTE 4 – Ongoing Concern

Competition in the hemp market is high however Elev8 Hemp Coffee and Elev8 Hemp Tea has gained quick traction in the hemp market. We are yet to see any other hemp teas in traditional tea bags as Elev8 has done. The true competitors are the ones with a larger product base and have longevity in the industry.

Zoe CBD faces a lot of competition as there are some well-developed brands with a large market share already. Zoe CBD brings an advantage with a premium quality product and providing transparency through analysis reports of all CBD used in products.

Plans require putting a lot of money into marketing and advertising as well as bring on additional sales representatives. Management plans to increase liquidity and continue to increase funding for operations.

NOTE 5 – Related Party Transactions

The Company’s wholly owned subsidiary, Blessed Bean Coffee, LLC, provides all private label hemp coffees for Elev8 Hemp, LLC. To handle these transactions in a consolidated financial statement for Elev8 Brands, Inc., adjustments have been made to eliminate intercompany transactions.

NOTE 6 – Discontinued Operations

Blessed Bean Coffee, LLC as of March 31, 2020 exercised the clause in the acquisition agreement to separate from Elev8 Brands, Inc. and remain a private company. Blessed Bean Coffee will remain Elev8 Hemp’s manufacturer for its hemp and CBD coffees and teas. Both Elev8 Brands and Blessed Bean Coffee wrote this acquisition to allow both Companies a working relations ship with a relationship with an option to exit. There was no payout from Blessed Bean Coffee for this transaction. All assets and liabilities remain with Blessed Bean Coffee.

Below is a table of the operating results of the Company’s discontinued operations Net income (loss) from discontinued operations to tie out FSs.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – Stock

Preferred Stock

Preferred A Stock shall have the right to one vote per each share of Series A Preferred Stock that they hold and convert on a one to one basis.

Preferred B Stock will convert on a ten to one basis and shall have the right to one vote per each share of Series B Preferred Stock that they hold.

Series D Preferred Stock subject to conversion shall be convertible into 60 shares of Common Stock

Series E Preferred Stock subject to conversion shall be convertible into 30 shares of Common Stock

Preferred stock consists of 10,000,000 shares authorized at $0.0001 par value. At March 31, 2020 there were 2,200,000 Preferred A shares issued and outstanding, 1,306,681 Preferred D shares issued and outstanding, 3,800,000 Preferred E shares issued and outstanding, and 880,000 undesignated Preferred shares issued to Utopia Bay Inc. on September 29, 2006. These undesignated Preferred Shares are due to a legacy accounting error which the company is working to eliminate.

Common Stock

Common stock consists of 900,000,000 shares authorized at $0.00001 par value. At March 31, 2020 there were 568,586,217 shares issued and outstanding.

NOTE 8 – Commitments and Contingencies

The Company has no commitments and contingencies.

NOTE 9 – Acquisitions

In the first quarter of 2017 Elev8 Brands negotiated for the purchase of 02 Breathe, LLC for 500,000 restricted common shares. These shares were valued at par value of .00001.

In the third quarter of 2017 Elev8 Brands purchased Hemp Founders, LLC for their white label company for 1,500,000 restricted common shares. These shares were valued at par value of .00001.

Blessed Bean Coffee, LLC was issued 2,000,000 restricted common shares per the acquisition of L&P Cold Brew, LLC.

NOTE 10 – Settlement Agreements

James Gaspard was issued 3,500,000 restricted common shares of the Company per a settlement agreement.

David Harkham was issued 50,000,000 restricted common shares of Elev8 Brands, Inc. at a par value of .00001 to avoid litigations from the prior company before the name change.

Sean Foley was issued 10,000,000 restricted common shares of Elev8 Brands, Inc. at a par value of .00001 to avoid litigations from the prior company before the name change.

Sean Foley, per an agreement, retired his 10,000,000 restricted common shares in October of 2018.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 – Vendors

Bright Rain Collaborative was issued 793,651 shares at par value of .0001 for services on March 1,2019.

Bright Rain Collaborative was issued 413,223 common shares at par value of .0242 for marketing services performed.

NOTE 12 – Employees

Ryan Medico was issued 55,000,000 restricted common shares of Elev8 Brands, Inc. at a cost basis value of .00001, 2,800,000 Series Preferred A issued at .0001 and 800,000 Series Preferred B issued at .0001. This was issued per his employment agreement.

Matt Grueder was issued 500,000 restricted common shares per his employment agreement with the Company at par value of .00001.

David Silverstein was brought on as the Company’s President and was issued 2,000,000 restricted common shares at par value of .00001 per his employment contract.

Tom Shuman was issued 500,000 restricted common shares at a par value of .00001 per his employment contract.

Robert Clark was issued 10,000,000 restricted common shares at a par value of .00001 per his employment contract.

Tina Aldrich was issued 100,000 restricted common shares at a par value of .00001 per his employment contract.

Andy Holloway was issued 5,000,000 restricted common shares at par value .00001 per his prior consulting with the Company. The Company found it to be a good idea to issue these shares as is sees Andy as being someone to provide future value to the Company.

Tina Aldrich was issued 2,500,000 shares per an employment agreement.

Chris Risi was issued 250,000 shares per an employment agreement.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 13 - Shipping and Handling

We bill our customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

NOTE 14 – Promissory Notes Payable

As of March 31, 2020, the Company has $229,250 in Promissory Notes. These promissory notes are non-convertible.

NOTE 15 – Investors:

On March 6, 2019, Kona Gold Solutions, Inc. converted 146,803,365 shares of Elev8 Brands, Inc. common stock, par value $.00001, into 2,746,723 shares of Elev8 Brands Inc. Series D preferred stock. On November 27, 2019, Kona Gold Solutions, Inc entered into an agreement with Elev8 Brands, Inc., whereas Eleve8 Brands, Inc. would receive all 2,746,723 shares of Elev8 Brands, Inc. Series D preferred stock for a non-convertible promissory note to Kona Gold Solutions, Inc. for $1,500,000 with payment due November 27, 2029. As of December 31, 2019, and 2018, this investment is disclosed on the accompanying balance sheets.

NOTE 16 – Private Placement Memorandum

The Company has utilized investment opportunities through a PPM which results in issuing investment shares of Series Preferred D share. In order to establish a par rate an average of the ten-day prior closing price is utilized. At this point a 35% discount is applied.

NOTE 17 – Income Taxes

The company has experienced a net loss and has a net operating loss carryforward of $(2,068,875) in 2019. All related deferred tax assets have been fully reserved for future profitability and taxable income are required to realize such a assets.

NOTE 18 – Subsequent Events

On May 21, 2020 Elev8 Brands, Inc. changed its name to Branded Legacy, Inc. In addition, the Company did a 1 for 300 stock split and changed its ticker symbol to BLEG.

NOTE 19 - Business Information

Elev8 Brands, Inc. specializes in the development and marketing of products for the fitness and wellness markets. The company is founded on the basis of creating high-quality, sustainable, products for health-conscious consumers.

Elev8 Hemp LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of hemp-based food, beverage, and health care products including hemp coffee, hemp water, and hemp-based skin care products.

Zoe CBD, LLC is a wholly-owned subsidiary of Elev8 Brands, Inc. which focuses on the development and marketing of the highest quality CBD Products. Currently Zoe CBD products consist of CBD Tinctures (300mg, 500mg and 1,000mg), CBD Lotion and CBD Salve.

Blessed Bean Coffee, LLC is a wholly owned subsidiary of Elev8 Brands, Inc. Blessed Bean Coffee is a private label coffee roaster in Longwood, FL.

In 1981 Blue Ridge, Inc., a publicly traded company, was incorporated in the State of Utah. Blue Ridge, Inc. bred champion horses. In 1984, Vencor Corporation was incorporated as a private company to produce and market DiDeeSnug Diaper, an environmentally responsible cloth diaper that was both washable and reusable. In 2016 the entity changed its name to Elev8 Brands, Inc.

The Company’s primary SIC code is 2080

The Company’s fiscal year end is December 31.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 20 Facilities

The Company’s corporate office is located at 250 National Pl #162, Longwood, FL 32750.

NOTE 21

Officers, Directors, and Control Persons

Ryan Medico, CEO

Ryan Medico is the Chief Executive Officer at Elev8 Brands, Inc., a publicly traded company bringing premium hemp products to the market while promoting a health-conscious lifestyle. Ryan brings to the table 10+ years of experience in Finance and Operations in the Hospitality Industry as well as the Financial Technology Industry.

Executive Compensation

Name and Principle Position	Year	Salary	Bonus	Stock Awards	Total
Ryan Medico	2019	$80,000	$80,000

None of these persons have, in the last five years, been subject to any legal or disciplinary action by any legal authority, including the SEC.

Beneficial Shareholders

Persons owning more than five percent (5%) of the issuer’s securities as of the date issued:

Ian Reed DBA 78,683,779 Restricted Shares

Investor Development

*Certificate number 6159 was lost by Ian Reed DBA Investor Development but has been forfeited by the owner and will never be traded

Wellington Providence Group – Control Person: David Harkham 33,000,000 Restricted Common Shares

NOTE 22 Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Principal Executive Officer and Principal Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Quarterly Report on Form 10-K. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on our evaluation, our Principal Executive Officer and Principal Financial Officer, after considering the existence of material weaknesses identified, determined that our internal control over financial reporting disclosure controls and procedures were not effective as of March 31, 2020.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Elev8 Brands, Inc.

NOTES TO FINANCIAL STATEMENTS

Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management, including our Principal Executive Officer and Principal Financial Officer, assessed the effectiveness of our internal control over financial reporting as of March 31, 2020. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control over Financial Reporting - Guidance for Smaller Public Companies.

We identified the following deficiencies which together constitute a material weakness in our assessment of the effectiveness of internal control over financial reporting as of December 31, 2018:

The Company has inadequate segregation of duties within its cash disbursement control design.

During the year ended March 31, 2020, the Company internally performed all aspects of its financial reporting process, including, but not limited to the underlying accounting records and the recording of journal entries and for the preparation of financial statements. This process was deficient, because these duties were performed often times by the same people, and therefore a lack of review was created over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. These control deficiencies could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control system, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

We regularly review our system of internal control over financial reporting to ensure we maintain an effective internal control environment. There were no changes in our internal controls over financial reporting during the quarter ended March 31, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting that occurred during the quarter ended March 31, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are our expenses related to our offering:

Securities and Exchange Commission Registration Fee		$32.95
Legal Fees		$18,000
Accounting Fees*	$25,000
Printing and Engraving*	$-	0
Blue Sky Qualification Fees and Expenses*	$0
Transfer Agent Fee*		$2,000.00
Miscellaneous*		$0
TOTAL		$45,032.95

* Estimated costs

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Nevada corporation and the provisions of the Nevada Revised Statutes will be applicable to the indemnification the Registrant offers to its officers, directors and agents. In its By-laws the Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Registrant’s By-laws, to the fullest extent permissible by the Nevada Revised Statutes or other applicable laws. In its By-laws the Registrant indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Articles of Incorporation, the By-laws, and the Nevada Revised Statutes, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or there is reasonable cause to believe it was unlawful, or (iii) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant’s consummation of a business combination, including such consummations wherein the Registrant is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Nevada Revised Statutes and also the Registrant’s Articles of Incorporation and By-laws, filed herewith as exhibits.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Below is a chart of all the shareholders who purchased shares since December 31, 2016. The chart provides detail on the sales price of the common stock of the Company, person purchasing the security, the date and amount of the security. Al shares were issued pursuant to Section 4(a)(2).

First Quarter- 2017

275,000,000 restricted common shares were returned to treasury at a cost basis of .00001 on January 31, 2017 from Scott Forsythe. This was per the purchase agreement of the Company from 2016.

Matt Grueder was issued 500,000 restricted common shares per his employment agreement with the Company at par value of .00001 on March 9, 2017.

In the first quarter of 2017 Elev8 Brands negotiated for the purchase of 02 Breathe, LLC for 500,000 restricted common shares. These shares were valued at par value of .00001 and issued on March 9, 2017.

Tina Aldrich was issued 100,000 restricted common shares at a par value of .00001 per her employment agreement. These shares were issued on March 9, 2017.

David Silverstein was brought on as the Company’s President and was issued 2,000,000 restricted common shares at par value of .00001 per his employment agreement. These shares were issued on April 13, 2017.

Second Quarter – 2017

275,000,000 restricted common shares at a cost basis of .00001 from Scott Forsythe were returned to treasure on April 18, 2017.

Tom Shuman was issued 500,000 restricted common shares at a par value of .00001 per his employment agreement on April 24, 2017.

Ryan Medico was issued 2,000,000 restricted common shares of Elev8 Hemp, LLC per an amendment to an employment agreement at a cost basis value of .00001. These shares were issued on May 8, 2017.

Stock Vest was hired as an investor relations company at a charge of 3,000,000 restricted common stock at a par value of .00001 on June 1, 2017.

Ryan Medico was issued 50,000,000 restricted common shares of Elev8 Hemp, LLC at a cost basis value of .00001, 2,800,000 Series Preferred A issued at .0001 and 800,000 Series Preferred B issued at .0001. This was issued per his employment agreement. These shares were issued on June 6, 2017.

Wellington Providence Group, LLC was issued 50,000,000 restricted common shares of Elev8 Hemp, LLC at a par value of .00001 as part of a settlement agreement and are under a lock up agreement with the company. These shares were issued on September 30, 2017.

Sean Foley was issued 10,000,000 restricted common shares of Elev8 Hemp, LLC at a par value of .00001 as part of a settlement agreement and are under a lock up agreement with the company. These shares were issued on September 30, 2017.

Third Quarter – 2017

International Monetary was hired as in investor relations with payment being made in two payments of 8,000,000 restricted common shares of Branded Legacy, Inc. at par value of .00001. This was their first issuance and was issued on July 24, 2017.

James Gaspard was issued 3,500,000 restricted common shares of the Company at par value of .00001 per a settlement agreement on July 31, 2017.

Robert Clark was issued 10,000,000 restricted common shares at a par value of .00001 per his employment agreement on September 21, 2017.

In the third quarter of 2017 Elev8 Brands purchased Hemp Founders, LLC for their white label company for 1,500,000 restricted common shares issued to Matthew Grueder. These shares were valued at par value of .00001 on September 21, 2017.

Ryan Medico was issued 5,000,000 restricted common shares of Elev8 Hemp, LLC at a cost basis value of .00001 per an amendment to an employment agreement. These shares were issued on September 21, 2017.

Andy Holloway was issued 5,000,000 restricted common shares at par value .00001 per consulting agreement on September 21, 2017.

Fourth Quarter – 2017

Michael Molen returned 300,000 shares of restricted common stock to treasury at a cost basis of .00001 on October 5, 2017.

Kevin Blackwell returned 25,000 shares of restricted common stock to treasury at a cost basis of .00001 on October 5, 2017.

Alan Rolfes returned 125,000 shares of restricted common stock to treasury at a cost basis of .00001 on October 5, 2017.

50,000,000 restricted common shares were issued to an accredited investor per a convertible note at par value of $.00001 from the prior management team on October 10, 2017.

International Monetary was hired as in investor relations with payment being made in two payments of 8,000,000 restricted common shares of Branded Legacy, Inc. at a par value of .00001 on December 91, 2017. This was their final issuance.

First Quarter – 2018

55,000,000 restricted common shares were returned to treasury by Ryan Medico on March 5, 2018 and a new stock certificate in the amount of 35,000,000 restricted common shares was issued at par value of .00001 on March 5, 2018.

On March 6, 2018 Kona Gold Solutions Inc. , Robert Clark, returned 148,603,365 restricted common shares at a cost basis of .00001 to treasury.

35,000,000 restricted common shares were returned to treasury at a cost basis of .00001 by Ryan Medico on March 9, 2018.

12,000,000 restricted common shares were returned to treasury at a cost basis of .00001 by Gone Green Inc., Matthew Nicoletti on March 9, 2018.

Second Quarter – 2018

22,000,000 restricted common shares were returned by Robert Clark to treasury at a cost basis of .00001 on April 19,2018.

10,000,000 Restricted Common Shares were issued to a Ryan Medico per an amendment to an employment agreement at par value of .00001 on April 24, 2018.

900,000 Preferred Series D shares were issued to Ryan Medico per an amendment to an employment agreement at par value of .0001 on May 2, 2018.

3,800,000 Preferred Series E shares were issued to a Ryan Medico per an amendment to an employment agreement at par value of .0001 on May 8, 2018

500,000 Preferred Series D shares were issued to an accredited investor, Matthew Nicoletti, for an investment of $19,843.32 at a cost basis of .00065 through a subscription agreement on May 14, 2018.

31,653,015 Restricted Common Shares were issued per a convertible note to an accredited investor, Matthew Nicoletti, at a cost basis of .00065 on June 11, 2018.

340,000 Preferred Series D shares were issued to an accredited investor, Matthew Nicoletti, in exchange for $115,000 issued through a subscription agreement at a cost basis of .0001 on June 12, 2018.

Third Quarter – 2018

Tina Aldrich was issued 2,000,000 restricted common shares at a par value of .00001 per her employment contract on September 1, 2018.

Tina Aldrich was issued 500,000 restricted common shares at a par value of .00001 per her employment contract on September 2, 2018.

Fourth Quarter – 2018

Chris Risi was issued 250,000 restricted common shares at a par value of .00001 per her employment contract on October 19, 2018.

An accredited investor, Matthew Nicoletti was issued 29,289,230 common shares per conversion on a convertible note on October 23,2018.

Wellington Providence Group, LLC, David Harkham, retired 10,000,000 restricted common shares on October 30, 2018.

Preferred shares were converted into 3,600,000 restricted common shares per and employment agreement, Ryan Medico, on December 19, 2018.

First Quarter – 2019

On January 24, 2019 the Company issued 3,541,228 common shares to acquire Blessed Bean, LLC, Robie Leavitt.

Bright Rain Collaborative, Robert Sitter, was issued 793,651 common shares on March 1, 2019 for services rendered.

An accredited investor Brandon Spikes was issued 1,500,000 Preferred Series B shares per an exchange agreement on March 11, 2019.

An accredited investor Matthew Nicoletti was issued 5,000,000 Preferred Series B shares per a PPM on March 11, 2019.

On March 15, 2019 an accredited investor, Matthew Nicoletti was issued 44,000,000 shares per an investment in the Company.

Second Quarter – 2019

An accredited investor Matthew Nicoletti was issued 5,556 Preferred Series D shares on April 10, 2019.

An accredited investor Matthew Nicoletti was issued 30,030 Preferred Series D shares on April 10, 2019.

An accredited investor Matthew Nicoletti was issued 15,723 Preferred Series D shares on April 10, 2019.

An accredited investor Jeffrey Bloss was issued 18,368 Preferred Series D shares on April 10, 2019.

An accredited investor Andy Holloway was issued 18,368 Preferred Series D shares on April 10, 2019.

An accredited investor Mark Thomas was issued 18,368 Preferred Series D shares on April 10, 2019.

An accredited investor Bill Wrisinger was issued 18,368 Preferred Series D shares on April 10, 2019.

An accredited investor Matthew Nicoletti was issued 6,000,000 shares of common stock on April 17, 2019.

A consultant was issued Eric Largent 1,000,000 restricted common shares on June 11, 2019 for services rendered.

A consultant was issued Phil Friedman 1,000,000 restricted common shares on June 11, 2019 for services rendered.

An accredited investor Matthew Nicoletti was issued 30,000,000 shares of common stock on June 18, 2019 on converting 500,000 shares of Preferred Series D.

Third Quarter – 2019

On August 29, 2019 Bright Rain Collaborative, Robert Sitter, was issued 413,223 common shares for marketing services.

An accredited investor Mark Thomas was issued 15,950 Preferred Series D shares on August 29, 2019.

An accredited investor Brandon Spikes was issued 20,400,000 shares of common stock from the conversion of 340,000 Preferred Series D shares on September 4, 2019.

An accredited investor Brandon Spikes was issued 15,000,000 shares of common stock from the conversion of 1,500,000 Preferred Series B shares on September 17, 2019.

Fourth Quarter – 2019

On December 13th, 2019 GHS Investments, LLC, Mark Grober, was issued 913,839 Shares of Common Shares as commitment shares to do business together.

First Quarter – 2020

On March 25, 2020 Martin Del Monte was issued 250,000 preferred series D shares per a PPM.

Issuer Purchases of Equity Securities

There were no repurchases of shares of the Company’s common stock during the nine months ended March 31, 2020.

ITEM 16. EXHIBITS

3.1	Articles of Incorporation of Branded Legacy, Inc., as amended

3.2	Certificate of Amendment

5.1	Opinion of McMurdo Law Group, LLC, legal counsel.

10.1	Equity Financing Agreement, by and between Branded Legacy, Inc. and GHS Investments, LLC, dated October 4, 2019.

10.2	Registration Rights Agreement, by and between Branded Legacy, Inc. and GHS Investments, LLC, dated October 4, 2019.

21.1	List of Subsidiaries

23.1	Consent of B F Borgers, CPA, PC

23.2	Consent of Matthew McMurdo, Esq. (included in Exhibit 5.1)

ITEM 17. UNDERTAKINGS

UNDERTAKINGS

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that:

A. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

B. That for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the city of Longwood, Florida, June 22, 2020.

BRANDED LEGACY, INC.

By:	/s/ Ryan Medico
Ryan Medico
CEO and President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Ryan Medico	Dated: June 22, 2020
Ryan Medico President, CEO, Secretary and Chairman (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Phillip Friedman	Dated: June 22, 2020
Phillip Friedman Director

/s/ Jermaine Strong	Dated: June 22, 2020
Jermaine Strong
Director